SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[Amendment No.     ]

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☐	Soliciting Material under § 240.14a-12

MOODY’S CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 18, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Moody’s Corporation to be held on Tuesday, April 28, 2009, at 9:30 a.m. EST at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2008 is also enclosed.

We are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting, and help to conserve natural resources. Accordingly, on March 18, 2009, we mailed to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2009 Proxy Statement and 2008 Annual Report and vote online. The Notice included instructions on how to request a paper or e-mail copy of the proxy materials, including the Notice of Annual Meeting, Proxy Statement, Annual Report, and proxy card or voting instruction card. Stockholders who requested paper copies of the proxy materials or previously elected to receive the proxy materials electronically did not receive a Notice and will receive the proxy materials in the format requested.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to review the proxy materials and hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone by using the instructions provided in the Notice. Alternatively, if you requested and received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person. Instructions regarding the three methods of voting are contained in the Notice or proxy card or voting instruction card.

Sincerely,

Raymond W. McDaniel, Jr.

Chairman and Chief Executive Officer

MOODY’S CORPORATION

7 World Trade Center

250 Greenwich Street

New York, New York 10007

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The 2009 Annual Meeting of Stockholders of Moody’s Corporation will be held on Tuesday, April 28, 2009, at 9:30 a.m. EST at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.	To elect three Class II directors of the Company to each serve a three-year term;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year 2009;

3.	To vote on two stockholder proposals, if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting.

The Board of Directors of the Company has fixed the close of business on March 2, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Jane B. Clark

Corporate Secretary

March 18, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 28, 2009: The Proxy Statement and the Company’s 2008 Annual Report to Stockholders are available at http://materials.proxyvote.com/615369. Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet as instructed in the Notice of Internet Availability of Proxy Materials. Alternatively, if you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. No postage is required if mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously returned your proxy or voting instruction card or voted by telephone or the Internet.

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PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF MOODY’S CORPORATION

General

This Proxy Statement is being furnished to the holders of the common stock, par value $.01 per share (the “Common Stock”), of Moody’s Corporation (“Moody’s” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use in voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 28, 2009, at 9:30 a.m. EST at the Company’s principal executive offices located at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. To obtain directions to attend the Annual Meeting and vote in person, please contact the Company’s Investor Relations Department by sending an email to ir@moodys.com. This Proxy Statement and the accompanying proxy card are first being made available to stockholders on or about March 18, 2009. Moody’s telephone number is (212) 553-0300.

Annual Meeting Admission

Stockholders will need an admission ticket to enter the Annual Meeting. For stockholders of record, an admission ticket is attached to the proxy card, which is available over the Internet, or, if you requested paper copies, you will receive a printed proxy card. If you plan to attend the Annual Meeting in person, please retain the admission ticket.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership such as a bank or brokerage account statement, to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. Stockholders who do not have admission tickets will be admitted following verification of ownership at the door.

Internet Availability of Proxy Materials

Under rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to stockholders. On March 18, 2009, we mailed to our stockholders (other than those who previously requested e-mail or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review our proxy materials, including this Proxy Statement and the Company’s Annual Report. These materials are available at: http://materials.proxyvote.com/615369. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Record Date

The Board of Directors has fixed the close of business on March 2, 2009 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 235,311,912 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share.

How to Vote

In addition to voting in person at the Annual Meeting, stockholders of record can vote by proxy by following the instructions in the Notice and using the Internet or by calling the toll-free telephone number that is available on the Internet. Alternatively, stockholders of record who requested a paper copy of the proxy materials, can vote by proxy by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

If your shares are held in the name of a bank, broker or other holder of record, you may receive a Notice from the holder of record containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting. If you received the proxy materials in paper form, the materials include a voting instruction card so you can instruct the holder of record how to vote your shares.

Special Voting Procedures for Certain Current and Former Employees

Many current and former employees of the Company have share balances in the Moody’s Common Stock Fund of the Moody’s Corporation Profit Participation Plan (the “Profit Participation Plan”). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee or former employee will serve as a voting instruction for the trustee of the Profit Participation Plan, as well as a proxy for any shares registered in that person’s own name (including shares acquired under the Moody’s Corporation Employee Stock Purchase Plan and/or pursuant to restricted stock awards). To allow sufficient time for voting by the trustee, Profit Participation Plan voting instructions must be received by April 24, 2009. If voting instructions have not been received by that date, the trustee will vote those Profit Participation Plan shares in the same proportion as the Profit Participation Plan shares for which it has received instructions, except as otherwise required by law.

Quorum and Voting Requirements

The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

Pursuant to the Company’s by-laws, each nominee for director is required to receive a majority of the votes cast with respect to such nominee in order to be elected at the Annual Meeting. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions have no effect on the election of directors. Any director subject to election at the Annual Meeting who fails to receive a majority of the votes cast was required, in accordance with the Company’s Director Resignation Policy, to tender his resignation for consideration by the Board of Directors, following a review and recommendation from the Governance and Compensation Committee, in accordance with such policy.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2009. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to adopt the stockholder proposals set forth in this Proxy Statement. Please bear in mind that the adoption of the stockholder proposals included in this Proxy Statement at the Annual Meeting would serve only as a recommendation to the Board of Directors to take the actions requested by the proponents. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on these matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for these matters, they will have the same effect as votes against these matters. On the other hand, shares resulting in broker non-votes, if any, while present at the meeting are not entitled to vote for such matters and will have no effect on the outcome of the vote.

Proxies

The proxy provides that you may specify that your shares of Common Stock be voted “For”, “Against” or “Abstain” from voting with respect to the director nominees and the other proposals. The Board of Directors recommends that you vote “For” each of the three director nominees named in this Proxy Statement, “For” the ratification of the selection of the independent registered public accounting firm, and “Against” the stockholder proposals. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in accordance with the recommendations of the Board of Directors.

It is not expected that any matter other than those referred to herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

Any stockholder of record who votes by telephone or the Internet or who executes and returns a proxy may revoke such proxy or change such vote at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, written notice of such revocation, (ii) casting a new vote by telephone or the Internet or by submitting another proxy that is properly signed and bears a later date or (iii) attending the Annual Meeting and voting in person. A stockholder whose shares are owned beneficially through a bank, broker or other nominee should contact that entity to change or revoke a previously given proxy.

Proxies are being solicited hereby on behalf of the Board of Directors. The cost of the proxy solicitation will be borne by the Company, although stockholders who vote by telephone or the Internet may incur telephone or Internet access charges. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone, telecopy, e-mail or otherwise. Such directors, officers and employees will not be specifically compensated for such services. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed approximately $15,500, plus reimbursement for out-of-pocket expenses. Arrangements may also be made with custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may seek to reduce duplicate mailings by delivering only one copy of the Company’s Proxy Statement and Annual Report, or Notice, as applicable, to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report, or Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, or Notice, as applicable, now or in the future, should submit his request to the Company by sending an e-mail to ir@moodys.com or by submitting a written request to the Company’s Investor Relations Department, at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Statement and Annual Report, or Notice, as applicable, and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. Please note that if you wish to receive paper proxy materials for the 2009 Annual Meeting, you should follow the instructions contained in the Notice.

CORPORATE GOVERNANCE

In order to address evolving best practices and new regulatory requirements, the Board of Directors annually reviews its corporate governance practices and the charters for its standing committees. As a result of this review, during 2008 the Board amended the Company’s Corporate Governance Principles and the charters of its Governance and Compensation Committee and its Audit Committee. A copy of the Corporate Governance Principles is available on the Company’s website at www.moodys.com under the headings “Shareholder Relations—Corporate Governance—Documents & Charters.” Copies of the charter of the Governance and Compensation Committee and the charter of the Audit Committee Charter are available on the Company’s website at www.moodys.com under the headings “Shareholder Relations—Corporate Governance—Documents & Charters.” Print copies of the Corporate Governance Principles and the committee charters may also be obtained upon request, addressed to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. The Audit Committee and the Governance and Compensation Committee assist the Board in fulfilling its responsibilities, as described below.

Board Meetings and Committees

During 2008, the Board of Directors met ten times and had three standing committees, an Audit Committee, a Governance and Compensation Committee, which also performs the functions of a nominating committee, and an International Business Development Committee. All directors attended at least 83 percent of the total number of meetings of the Board and of all committees of the Board on which they served in 2008. The function of the International Business Development Committee is to evaluate possible opportunities outside of the United States and to recommend to the Board areas for development. The members of the International Business Development Committee are Mr. Kist, Mr. McDaniel and Mr. Frederic Drevon, Senior Managing Director—EMEA of Moody’s Investors Service. The International Business Development Committee met two times during 2008. Please refer to page 7 for additional information regarding the Audit Committee, and to page 8 for additional information regarding the Governance and Compensation Committee.

Directors are expected to attend the Annual Meeting. All of the individuals serving as directors at the time of the Company’s 2008 Annual Meeting attended the meeting.

Recommendation of Director Candidates

The Governance and Compensation Committee will consider director candidates recommended by stockholders of the Company. In considering a candidate for Board membership, whether proposed by stockholders or otherwise, the Governance and Compensation Committee examines the candidate’s business experience and skills, independence, judgment and integrity, his ability to commit sufficient time and attention to Board activities, and any potential conflicts with the Company’s business and interests. The Governance and

Compensation Committee also seeks to achieve a diversity of occupational and personal backgrounds on the Board. To have a candidate considered by the Governance and Compensation Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

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The name of the candidate, the candidate’s resume or a listing of his qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Governance and Compensation Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. For the Company’s 2010 annual meeting, this deadline is December 29, 2009.

The Governance and Compensation Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on the Board. As described above, the Committee will also consider candidates recommended by stockholders on the same basis as those recommended by current directors and executives. The Governance and Compensation Committee also, from time to time, may engage firms that specialize in identifying director candidates for the Committee’s consideration, although it did not do so in 2008.

Once a person has been identified by or for the Governance and Compensation Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Compensation Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance and Compensation Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates whom the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

The Lead Independent Director

The Company’s non-management directors routinely meet in executive session, without the presence of management directors or other members of management. During 2008, the non-management directors held four executive sessions. Those sessions are presided over by a Lead Independent Director, whose responsibilities also include setting the agenda for executive sessions of the non-management directors, consulting with the Chairman and Chief Executive Officer regarding agendas, scheduling and information needs for Board and committee meetings, and acting as a liaison between the non-management directors and management. Dr. McKinnell currently serves as the Company’s Lead Independent Director.

Codes of Business Conduct and Ethics

The Company has adopted a code of ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions. The Company has also adopted a code of business conduct and ethics that applies to the Company’s directors, officers and employees. A current copy of each of these codes is available on the Company’s website at www.moodys.com under the headings “Shareholder Relations—Corporate Governance—Documents & Charters.” A copy of each is also available in print to stockholders upon request, addressed to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007.

The Company intends to satisfy disclosure requirements regarding any amendments to, or waivers from, the codes of ethics by posting such information on the Company’s website at www.moodys.com under the headings “Shareholder Relations—Corporate Governance—Documents & Charters.”

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth below and are also included in the Company’s Corporate Governance Principles. The Board has determined that Mr. Anderson, Dr. Duffie, Mr. Glauber, Mr. Kist, Senator Mack, Dr. McKinnell, Ms. Newcomb and Mr. Wulff, and thus a majority of the directors on the Board, are independent under these standards. The standards adopted by the Board incorporate the director independence criteria included in the New York Stock Exchange (the “NYSE”) listing standards, as well as additional criteria established by the Board. Each of the Audit Committee and the Governance and Compensation Committee is composed entirely of independent directors. In accordance with NYSE requirements and the independence standards adopted by the Board, all members of the Audit Committee meet additional heightened independence standards applicable to audit committee members.

An “independent” director is a director whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries (for purposes of this section, collectively referred to as the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1.	the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2.	(a) the director, or an immediate family member of the director, is a current partner of the Company’s outside auditor; (b) the director is a current employee of the Company’s outside auditor; (c) a member of the director’s immediate family is a current employee of the Company’s outside auditor and personally works on the Company’s audit; or (d) the director or an immediate family member of the director was in the past three years a partner or employee of the Company’s outside auditor and personally worked on the Company’s audit within that time;

3.	the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executive officers serves or served on the compensation committee at the same time;

4.	the director, or a member of the director’s immediate family, has received, during any 12-month period in the past three years, any direct compensation from the Company in excess of $120,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as an employee (other than an executive officer) of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5.	the director is a current executive officer or employee, or a member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years, has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6.	the director, or the director’s spouse, is an executive officer of a non-profit organization to which the Company or the Company foundation makes, or in the past three years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues. (Amounts that the Company foundation contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard.)

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

In assessing independence, the Board took into account that Mr. Anderson, Mr. Glauber, Mr. Kist, Senator Mack, Ms. Newcomb and Mr. Wulff each served during 2008, or currently serves, as directors of entities that are rated or have issued securities rated by Moody’s Investors Service, as described in the Company’s Directors and Shareholders Affiliation Policy posted on the Company’s website under the headings “Shareholder Relations—Corporate Governance—Documents & Charters,” and that each such entity accounted for less than 1% of the Company’s 2008 revenue. The Board also took into account that Dr. Duffie has provided consulting services to entities that Moody’s Investors Service rates as well as to an entity with which Moody’s Analytics was engaged in a model development project. The Board found nothing in the relationships to be contrary to the standards for determining independence as contained in the NYSE’s requirements and the Company’s Corporate Governance Principles.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate with the Board of Directors or with all non-management directors as a group, with the Lead Independent Director, or with a specific director or directors, by writing to them c/o the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary in the office of the Company’s General Counsel for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

THE AUDIT COMMITTEE

The Audit Committee represents and assists the Board of Directors in its oversight responsibilities relating to: the integrity of the Company’s financial statements and the financial information provided to the Company’s stockholders and others; the Company’s compliance with legal and regulatory requirements; the Company’s internal controls; and the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”) and the performance of the Independent Auditors, and of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditors and, as such, the Independent Auditors report directly to the Audit Committee.

The Audit Committee has established a policy setting forth the requirements for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees, as well as any other audit services and specified categories of non-audit services, subject to certain pre-approved fee levels. In addition, pursuant to the policy, the Audit Committee has authorized its Chairman to pre-approve other audit and permissible non-audit services up to $50,000 per engagement and a maximum of $250,000 per year. The policy requires that the Audit Committee Chairman report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. For the year ended December 31, 2008, the Audit Committee or the Chairman pre-approved all of the services provided by the Company’s independent registered public accounting firm, which are described on page 14.

The members of the Audit Committee are Mr. Wulff (Chairman), Mr. Anderson, Dr. Duffie, Mr. Glauber, Mr. Kist, Senator Mack, Dr. McKinnell and Ms. Newcomb, each of whom is independent under NYSE and SEC rules and under the Company’s Corporate Governance Principles. The Board of Directors has determined that each of Mr. Anderson, Mr. Glauber, Mr. Kist, Dr. McKinnell, Ms. Newcomb and Mr. Wulff is an “audit committee financial expert” under the SEC’s rules. The Audit Committee held eight meetings during 2008.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2008 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. In addition, the Audit Committee has discussed with KPMG LLP, who reported directly to the Audit Committee, the matters required by Statement on Auditing Standards No. 61 as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has discussed with KPMG LLP its independence from the Company, including the matters contained in the written disclosures and letter required by applicable requirements of the PCAOB regarding independent registered public accounting firms’ communications with audit committees about independence. The Audit Committee also has discussed with management of the Company and KPMG LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether the rendering of non-audit services by KPMG LLP to the Company is compatible with maintaining the independence of KPMG LLP from the Company.

Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The Audit Committee

John K. Wulff, Chairman

Basil L. Anderson

Darrell Duffie

Robert R. Glauber

Ewald Kist

Connie Mack

Henry A. McKinnell, Jr.

Nancy S. Newcomb

THE GOVERNANCE AND COMPENSATION COMMITTEE

The role of the Governance and Compensation Committee is to identify and evaluate possible candidates to serve on the Board and to recommend director nominees for approval by the Board and the Company’s stockholders. The Governance and Compensation Committee also considers and makes recommendations to the Board of Directors concerning the size, structure, composition and functioning of the Board and its committees, oversees the evaluation of the Board, and develops and reviews the Company’s Corporate Governance Principles.

The Governance and Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. The Committee also oversees the evaluation of senior management (including by reviewing and approving performance goals for the Company’s executive officers, including the CEO, and by evaluating their performance) and oversees and makes the final decisions regarding compensation arrangements for the CEO and for certain other executive officers. The CEO makes recommendations to the Committee regarding the amount and form of executive compensation (except with respect to his compensation). For a description of this process, see the Compensation Discussion and Analysis on page 17. The Committee annually reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board. The Committee administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval, including the Company’s key employees’ stock incentive plans. The Committee is responsible for the overall administration of the Company’s employee benefit plans, programs and practices, and the Committee may delegate to management such responsibility for the administration of the Company’s employee benefit plans, programs and practices as the Committee deems appropriate. The Committee is empowered to retain, at the Company’s expense, such consultants, counsel or other outside advisors as it determines appropriate to assist it in the performance of its functions. In 2008, to assist in the development of targeted compensation levels, the Committee retained a compensation consultant, Hewitt Associates. The consultant reported directly to the Committee and provided external market analysis with regard to executive target total compensation levels, recommendations with regard to the design of cash and equity incentives for executives and competitive market practice with respect to director compensation. Hewitt also provided analysis regarding general market trends in compensation. Separately, Hewitt also provides consulting services for the Company’s health and welfare plans and acts as the actuary for the Company’s U.S. pension plans. These services are provided under separate contractual arrangements. All work performed by compensation consultants must be approved by the Committee. The Committee regularly reviews this arrangement and the objectivity and independence of the advice provided by the consultant. The Committee makes the final decisions regarding named executive officer compensation.

The members of the Governance and Compensation Committee are Dr. McKinnell (Chairman), Mr. Anderson, Dr. Duffie, Mr. Glauber, Mr. Kist, Senator Mack, Ms. Newcomb and Mr. Wulff, each of whom is independent under NYSE rules and under the Company’s Corporate Governance Principles. The Governance and Compensation Committee met six times during 2008.

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE

The Governance and Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its oversight responsibility relating to, among other things, establishing and reviewing compensation of the Company’s executive officers. In this context, the Governance and Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Following the reviews and discussions referred to above, the Governance and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Governance and Compensation Committee

Henry A. McKinnell, Jr., Chairman

Basil L. Anderson

Darrell Duffie

Robert R. Glauber

Ewald Kist

Connie Mack

Nancy S. Newcomb

John K. Wulff

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Governance and Compensation Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions. Special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in such conduct, such executive officers and directors must make full disclosure of all the facts and circumstances to the Company’s General Counsel and the Chairman of the Audit Committee, and obtain the prior written approval of the Audit Committee. All conduct is reviewed in a manner so as to (i) maintain the Company’s credibility in the market, (ii) maintain the independence of the Company’s employees and (iii) ensure that all business decisions are made solely on the basis of the best interests of the Company and not for personal benefit. These procedures are addressed in the Company’s Code of Business

Conduct. The categories of persons covered by the Company’s conflict of interest policy include any related person, which SEC rules define to include any director, executive officer, any nominee for director, any person owning 5% or more of the Company’s common stock, and any immediate family members of such persons.

COMPENSATION OF DIRECTORS

The following table sets forth, for the fiscal year ended December 31, 2008, the total compensation of the non-management members of the Company’s Board of Directors.

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Basil L. Anderson	2008	$75,000	$109,596	—	—	—	—	$184,596
Darrell Duffie	2008	18,750	2,396					21,146
Robert R. Glauber	2008	75,000	109,596	—	—	—	—	184,596
Ewald Kist	2008	95,000	109,596	—	—	—	—	204,596
Connie Mack	2008	75,000	109,596	—	—	—	—	184,596
Henry A. McKinnell, Jr.	2008	95,000	109,596	—	—	—	—	204,596
Nancy S. Newcomb	2008	75,000	109,365	—	—	—	—	184,365
John K. Wulff	2008	95,000	109,596	—	—	—	—	204,596

(1)	In 2008, the Company’s non-management directors received an annual cash retainer of $75,000, payable in quarterly installments. The Chairmen of the Audit Committee, the Governance and Compensation Committee, and the International Business Development Committee received an additional annual cash retainer of $20,000, also payable in quarterly installments. There were no separate meeting fees paid in 2008. Because Dr. Duffie joined the Board in the fourth quarter of 2008, his fees were pro-rated.

A non-management director may elect to defer receipt of all or a portion of his annual cash retainer until after termination of service on the Company’s Board of Directors. Deferred amounts are credited to an account and receive the rate of return earned by one or more investment options in the Moody’s Corporation Profit Participation Plan as selected by the director. Upon a change in control of the Company, a lump sum payment will be made to each director of the amount credited to the director’s deferred account on the date of the change in control, and the total amount credited to each director’s deferred account from the date of the change in control until the date such director ceases to be a director will be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer his annual retainer given on or before the date of the change in control will be effective as of the date of the change in control rather than the end of the calendar year.

(2)	On February 12, 2008, each non-management director (other than Dr. Duffie) received a grant of $115,000 worth of restricted stock issued from the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Directors Plan”). The Governance and Compensation Committee authorized the grant of restricted stock awards for 2008 on December 18, 2007, to be effective on the third trading day following the public dissemination on February 7, 2008 of the Company’s financial results for 2007.

The amounts reported in the Stock Awards column represent the portion of the grant date fair value of the restricted stock awards made to the non-management directors during 2008 and in prior years that was recognized as expense for financial reporting purposes during 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share based Payment” (FAS 123(R)), excluding, in the case of service-based awards, estimates for forfeitures. The grant date fair value for the restricted stock awards is based on the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date. Because the restricted stock awards carry dividend equivalent rights, no assumptions were used in valuing these awards under FAS 123(R). The actual amount that will be realized at the time an award vests will depend upon the market price of the Company’s Common Stock at the vesting date.

The grant date fair value of the restricted stock awards granted in 2008 was $115,000, computed in accordance with FAS 123(R). These awards vest in three equal annual installments beginning on the first anniversary of the date of grant.

The aggregate number of stock awards outstanding as of December 31, 2008 for each of the Company’s non-management directors was as follows:

Name	Number of Shares Underlying Options	Number of Shares of Unvested Restricted Stock
Basil L. Anderson	—	4,605
Darrell Duffie	—	1,499
Robert R. Glauber	18,000	4,605
Ewald Kist	—	4,605
Connie Mack	18,000	4,605
Henry A. McKinnell, Jr.	46,000	4,605
Nancy S. Newcomb	—	4,605
John K. Wulff	—	4,605

(3)	Perquisites and other personal benefits provided to each of the Company’s non-management directors in 2008 were, in the aggregate, less than $10,000 per director. Each non-management director is reimbursed for travel, meals, and hotel expenses incurred in connection with attending meetings of the Company’s Board of Directors or its committees, which are generally held at the Company’s executive office. For those meetings, the Company pays for travel for each non-management director and one guest of each director, as well as for their accommodations, meals, Company-arranged activities, and other incidental expenses.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors has nominated Ewald Kist, Henry A. McKinnell, Jr., Ph.D. and John K. Wulff for re-election as Class II directors, each for a three-year term expiring in 2012. If elected, each nominee will hold office until his term expires and until a successor is elected and qualified. All three nominees are currently members of the Board of Directors. The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is unable to serve, proxies will be voted for the election of such other person for director as management may recommend in the place of such nominee.

The Board of Directors recommends a vote FOR the election as directors of each of the Class II nominees listed below.

The principal occupation and certain other information (including age as of the date of this Proxy Statement) about the nominees and other directors of the Company whose terms of office continue after the Annual Meeting are set forth below.

Nominees For Class II Directors Whose Terms Expire in 2012

Ewald Kist

Director since July 2004

Ewald Kist, age 65, is Chairman of the International Business Development Committee and is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Kist was Chairman of ING Groep N.V. (“ING Group”), a financial services company, from 2000 until his retirement in June 2004. Before serving as Chairman of ING Group, Mr. Kist was Vice Chairman from 1999 to 2000 and served as a member of the Executive Board from 1993 to 1999. Prior to the merger of Nationale Nederlanden and NMB

Postbank Group to form ING Group in 1992, Mr. Kist served in a variety of capacities at Nationale Nederlanden beginning in 1969, including Chairman from 1991 to 1992, General Management—the Netherlands from 1989 to 1991 and President Nationale Nederlanden U.S. Corporation from 1986 to 1989. Mr. Kist is also a director of The DSM Corporation, Royal Philips Electronics, the Dutch National Bank and Stage Entertainment.

Henry A. McKinnell, Jr., Ph.D.

Director since October 1997

Henry A. McKinnell, Jr., age 66, is Chairman of the Governance and Compensation Committee, is a member of the Audit Committee and serves as the Lead Independent Director of the Board of Directors. Dr. McKinnell served as Chairman of the Board of Pfizer Inc., a pharmaceutical company, from May 2001 until his retirement in December 2006 and Chief Executive Officer from January 2001 to July 2006. He served as President of Pfizer Inc. from May 1999 to May 2001, and as President of Pfizer Pharmaceuticals Group from January 1997 to April 2001. Dr. McKinnell served as Chief Operating Officer of Pfizer Inc. from May 1999 to December 2000, and as Executive Vice President from 1992 to 1999. Dr. McKinnell is also a director of Angiotech Pharmaceuticals, Inc. Dr. McKinnell serves as Chairman of the Board of the Academic Global Health Foundation and the Connecticut Science Center, and is a member of the Academic Alliance for AIDS Care and Prevention in Africa.

John K. Wulff

Director since April 2004

John K. Wulff, age 60, is Chairman of the Audit Committee and is a member of the Governance and Compensation Committee of the Board of Directors. Mr. Wulff is the retired Chairman of the board of Hercules Incorporated, a manufacturer and supplier of specialty chemical products, a position held from December 2003 until Ashland Inc.’s acquisition of Hercules in November 2008. Mr. Wulff was first elected as a director of Hercules in July 2003, and served as interim Chairman from October 2003 to December 2003. Mr. Wulff served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation. During his 14 years with Union Carbide, Mr. Wulff also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was a partner with KPMG and predecessor accounting and consulting firms. Mr. Wulff is also a director of Celanese Corporation and Sunoco, Inc.

CONTINUING DIRECTORS

Class III Directors Whose Terms Expire in 2010

Basil L. Anderson

Director since April 2004

Basil L. Anderson, age 63, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Anderson served as Vice Chairman of Staples, Inc., an office products company, from September 2001 until his retirement in March 2006. Prior to joining Staples, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Campbell Soup Company from April 1996 to February 2001. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including Vice President and Chief Financial Officer from December 1993 to December 1995. Mr. Anderson is also a director of Staples, Inc., Becton Dickinson, CRA International Inc. and Hasbro, Inc.

Darrell Duffie, Ph.D.

Director since October 2008

Darrell Duffie, Ph.D., age 54, Dean Witter Distinguished Professor of Finance at Stanford University Graduate School of Business, has been on the finance faculty at Stanford since receiving his Ph.D. from Stanford in 1984. He has authored books and research articles on topics in finance and related fields. Dr. Duffie is a trustee of iShares Trust, and is a director of iShares, a family of Exchange Traded Funds from Barclays Global Investors, and as a result oversees a total of approximately 200 funds within the fund complex. Dr. Duffie is also a member of The Federal Reserve Bank of New York Financial Advisory Roundtable, the Banff International Research Station Scientific Advisory Board, The Chicago Mercantile Exchange Mathematical Sciences Research Institute Prize Committee and is a Fellow of the Econometric Society and the American Academy of Arts & Sciences. Dr. Duffie is the President of the American Finance Association.

Raymond W. McDaniel, Jr.

Director since April 2003

Raymond W. McDaniel, Jr., age 51, has served as the Chairman and Chief Executive Officer of the Company since April 2005 and serves on the International Business Development Committee of the Board of Directors. Mr. McDaniel served as the Company’s President from October 2004 until April 2005 and the Company’s Chief Operating Officer from January 2004 until April 2005. He served as President of Moody’s Investors Service, Inc., a subsidiary of the Company, from November 2001 to August 2007. Mr. McDaniel served as the Company’s Executive Vice President from April 2003 to January 2004, and as Senior Vice President, Global Ratings and Research from November 2000 until April 2003. He served as Senior Managing Director, Global Ratings and Research, of Moody’s Investors Service, Inc. from November 2000 until November 2001 and as Managing Director, International from 1996 to November 2000. Mr. McDaniel is also a director of John Wiley & Sons, Inc.

Class I Directors Whose Terms Expire in 2011

Robert R. Glauber

Director since June 1998

Robert R. Glauber, age 70, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Glauber has served as an adjunct lecturer at the John F. Kennedy School of Government at Harvard University since July 2007 and as a senior advisor for Peter J. Solomon Company since November 2006. Mr. Glauber is currently serving as a visiting professor at Harvard Law School from January 2009 to June 2009, where he also served in the same capacity from September 2006 to June 2007. Mr. Glauber served as Chairman and Chief Executive Officer of the National Association of Securities Dealers (NASD) from September 2001 to August 2006. From November 2000 to September 2001, Mr. Glauber served as President and Chief Executive Officer of the NASD. From 1992 to October 2000, Mr. Glauber was an adjunct lecturer at the John F. Kennedy School of Government at Harvard University. From 1989 to 1992, Mr. Glauber served as Under Secretary of the Treasury for Finance. Prior to that, Mr. Glauber was a professor of finance at the Harvard Business School. Mr. Glauber is also a director of Freddie Mac and XL Capital Ltd., and is a trustee of the International Accounting Standards Committee Foundation.

Connie Mack

Director since December 2001

Connie Mack, age 68, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Senator Mack has served as a senior policy advisor at the law firm King & Spalding LLP since February 2005. Since January 2007, Senator Mack has been a partner at Liberty Partners of Florida, LLC, a firm specializing in the development and implementation of successful advocacy strategies at the state level of government. Senator Mack served as a senior policy advisor at the law firm Shaw Pittman, LLP from February 2001 to February 2005. He was a United States Senator (R-FL) from 1989 to January 2001. While in the Senate, Senator Mack was the Republican Conference Chairman from 1997 to 2001, Chairman of the Joint Economic Committee from 1995 to 1997 and 1999 to 2001, and a member of the Senate Finance and Senate Banking, Housing and Urban Affairs committees. Senator Mack was Chairman of the President’s Advisory Panel on Federal Tax Reform and is also a director of Darden Restaurants, EXACT Sciences Corporation, Genzyme Corporation, Mutual of America Life Insurance Company, the H. Lee Moffitt Cancer Center and American Momentum Bank.

Nancy S. Newcomb

Director since February 2005

Nancy S. Newcomb, age 63, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Ms. Newcomb served as senior corporate officer, risk management, of Citigroup, a financial services company, from May 1998 to April 2004. She served as a customer group executive of Citicorp (the predecessor corporation) from December 1995 to April 1998, and as a division executive, Latin America from September 1993 to December 1995. From January 1988 to August 1993 she was the principal financial officer, responsible for liquidity, funding and capital management. Ms. Newcomb is also a director of The DIRECTV Group, Inc. and SYSCO Corporation.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2009. KPMG LLP audited the consolidated financial statements of the Company for the year ending December 31, 2008.

As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of KPMG LLP to stockholders for ratification. If the appointment of KPMG LLP is not ratified by stockholders, the Audit Committee will re-evaluate its selection and will determine whether to maintain KPMG LLP as the Company’s independent registered public accounting firm or to appoint another independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The aggregate fees for professional services rendered for (i) the integrated audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2007, (ii) the review of the financial statements included in the Company’s Reports on Forms 10-Q and 8-K, and (iii) statutory audits of non-U.S. subsidiaries, were approximately $1.8 million and $2.6 million in 2008 and 2007, respectively. These fees included amounts accrued but not billed of $0.9 million and $0.2 million in 2008 and 2007, respectively. All 2008 fees were attributable to KPMG LLP and all 2007 fees were attributable to PricewaterhouseCoopers LLP.

Audit-Related Fees

The aggregate fees billed for audit-related services rendered to the Company were approximately $0.2 million and $0.1 million for the years ended December 31, 2008 and 2007, respectively. Such services included employee benefit plan audits and consultations concerning financial accounting and reporting standards. All 2008 fees were attributable to KPMG LLP and all 2007 fees were attributable to PricewaterhouseCoopers LLP.

Tax Fees

The aggregate fees for professional services rendered for tax services rendered by the auditors for the years ended December 31, 2008 and 2007 were $0 and $0, respectively.

All Other Fees

The aggregate fees billed for all other services rendered to the Company by KPMG LLP for the year ended December 31, 2008 was $0.3 million primarily relating to accounting and payroll services prior to their appointment as independent auditors and by PricewaterhouseCoopers LLP for the year ended December 31, 2007, was $6,000, principally related to accounting research software.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number of shares of Common Stock beneficially owned as of December 31, 2008 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (the “Company’s 5% Owners”), (ii) each director and nominee for director of the Company, (iii) each named executive officer listed in the Summary Compensation Table below (the “Named Executive Officers” or “NEOs”), and (iv) all directors and executive officers of the Company as a group. Stock ownership information is based on (a) the number of shares of Common Stock held by directors and executive officers as of December 31, 2008 (based on information supplied to the Company by them), calculated in accordance with SEC rules, and (b) the number of shares of Common Stock held by the Company’s 5% Owners, based on information filed with the SEC by the Company’s 5% Owners. Unless otherwise indicated and except for the interests of individuals’ spouses, the stockholders listed below have sole voting and investment power with respect to the shares indicated as owned by them. Percentages are based upon the number of shares of Common Stock outstanding on December 31, 2008, and, where applicable, the number of shares of Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

Name	Aggregate Amount of Shares Beneficially Owned(1)		Stock Units(2)	Percentage of Shares Outstanding
Mark E. Almeida	373,734	(3)	—	*
Basil L. Anderson	10,839		7,470	*
Brian M. Clarkson	320,001		—	*
Darrell Duffie	1,499		—	*
Robert R. Glauber	37,121		1,597	*
John J. Goggins	298,265		—	*
Linda S. Huber	156,207		—	*
Ewald Kist	9,952		—	*
Connie Mack	27,196	(4)	—	*
Michel Madelain	101,275		—	*
Raymond W. McDaniel, Jr.	1,472,980	(5)	—	*
Henry A. McKinnell, Jr.	85,573		1,600	*
Nancy S. Newcomb	8,386		—	*
John K. Wulff	17,839		9,178	*
All current directors and executive officers as a group (18 persons)	3,144,470		19,845	1.3%

Name	Aggregate Amount of Shares Beneficially Owned(1)		Stock Units(2)	Percentage of Shares Outstanding
Berkshire Hathaway, Inc.	48,000,000	(6)(7)	—	20.41%
Warren E. Buffett, OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company 1440 Kiewit Plaza Omaha, Nebraska 68131
Davis Selected Advisers, L.P.	18,851,455	(8)	—	8.02%
2949 East Alvira Road, Suite 101 Tucson, Arizona 85706

*	Represents less than 1% of the outstanding Common Stock.
(1)	Includes the maximum number of shares of Common Stock that may be acquired within 60 days of December 31, 2008, upon the exercise of vested stock options as follows: Mr. Almeida—281,600; Mr. Anderson—0; Mr. Clarkson—254,450; Dr. Duffie—0; Mr. Glauber—18,000; Mr. Goggins—267,050; Ms. Huber—127,250; Mr. Kist—0; Senator Mack—18,000; Mr. Madelain—76,405; Mr. McDaniel—1,341,677; Dr. McKinnell—46,000; Ms. Newcomb—0; and Mr. Wulff—0; and all current directors and executive officers as a group—2,619,824. Also includes the following shares of restricted stock over which the Named Executive Officers and directors had voting (but not dispositive) power as of December 31, 2008: Mr. Almeida—8,283; Mr. Anderson—4,605; Mr. Clarkson—0; Dr. Duffie—1,499; Mr. Glauber—4,605; Mr. Goggins—8,575; Ms. Huber—15,740; Mr. Kist—4,605; Senator Mack—4,605; Mr. Madelain—4,597; Mr. McDaniel—37,575; Dr. McKinnell—4,605; Ms. Newcomb—4,605; and Mr. Wulff—4,605; and all current directors and executive officers as a group—125,957.
(2)	Consists of stock units (payable to non-management directors after retirement), the value of which is measured by the price of the Common Stock, received under various non-management director compensation arrangements of the Company and its predecessor. These units do not confer voting rights and are not considered “beneficially owned” shares of Common Stock under SEC rules. Additional stock units accrue over time to reflect the deemed reinvestment of dividends.
(3)	This amount includes 1,000 shares of Common Stock owned by the estate of Patricia M. Almeida.
(4)	This amount includes 484 shares of Common Stock owned by the Priscilla Mack Trust.
(5)	This amount includes 2,000 shares of Common Stock owned by Mr. McDaniel’s spouse.
(6)	As set forth in the Schedule 13D jointly filed with the SEC on January 23, 2009 by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power with respect to 48,000,000 shares reported in such Schedule 13D and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power with respect to 15,719,400 of such 48,000,000 shares.
(7)	This address is listed in the Schedule 13D as the address of each of Mr. Buffett, Berkshire Hathaway Inc. and OBH, Inc. The address of National Indemnity Company is listed as 3024 Harney Street, Omaha, Nebraska 68131; the address of GEICO Corporation is listed as 1 GEICO Plaza, Washington, D.C. 20076; and the address of Government Employees Insurance Company is listed as 5260 Western Avenue, Chevy Chase, MD 20815.
(8)	A Schedule 13G/A filed by Davis Selected Advisers, L.P. (“Davis”) with the SEC on February 13, 2009 reported that Davis, a registered investment adviser, had sole voting power with respect to 17,634,603 of such 18,851,455 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the Common Stock and other equity securities of the Company. As a practical matter, the Company assists its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports are required, the Company believes that all of its officers and directors and those greater-than-10% stockholders that filed any reports filed all of such reports on a timely basis during the year ended December 31, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Moody’s long-term success is dependent on a leadership team with the integrity, skills, and dedication necessary to oversee a global organization operating in today’s challenging environment. The executive compensation program is designed to link compensation to performance, align rewards with stockholder value, and provide a competitive compensation package that will assist in the retention and motivation of a senior management team with the collective and individual abilities to meet these challenges.

This discussion and analysis should serve as a guide to the executive compensation program and seeks to explain the decisions made for fiscal year 2008 with respect to Raymond McDaniel, the Chairman and Chief Executive Officer (referred to as the “CEO”), and the other executive officers named in the Summary Compensation Table on page 27 (together with the CEO, referred to as the “Named Executive Officers” or “NEOs”).

Moody’s confronted significant obstacles in 2008 as credit problems that began in the U.S. housing sector spread to impact the Company’s business globally. The severity and protracted nature of market dislocations that grew from the initial credit problems confirmed that the challenges of 2007 would persist, not just for Moody’s but for the entire global economy. The considerable adverse market events of this year led to a decline in financial results and in turn, a decrease in the price of Moody’s common stock, impacting stockholders in a significant way. This decrease also impacted the NEOs, who have substantial holdings in the Company’s stock.

In light of the Company’s 22% decrease in annual revenue and 28% decrease in reported earnings per share as compared to 2007, incentive compensation for the NEO group likewise decreased as compared to 2007. The Committee believes this decrease in incentive compensation was appropriate based on the 2008 financial results and reflects the Company’s philosophy of strongly aligning compensation with performance. For the four continuing executives who were NEOs in 2008 and 2007, cash incentive awards decreased on average by 64% as compared to 2007 awards. In addition, the value of long-term equity incentive awards granted to the CEO in February 2008 was approximately 60% lower than 2007 award values, and those awarded to the NEO group (excluding the CEO) in February 2008 were, on average, approximately 45% lower than 2007 award values, as disruptions in the credit markets in the second half of 2007 were reflected in 2008 equity compensation. These awards were made based on a review of the circumstances affecting results to determine if any events were unusual or unforeseen and an evaluation of each NEO’s performance in light of the challenging environment and the Company’s structural reorganization.

It is crucial for the Company to retain and motivate strong leadership with the ability to manage the business during this difficult time. With this in view, the Governance and Compensation Committee (the “Committee”) changed the compensation structure in 2008 in response to the altered market conditions. For example, as discussed in more detail below, the Committee modified aggregate funding for the 2004 Moody’s Corporation

Covered Employees Cash Incentive Plan (the “2004 Plan”), a stockholder approved plan, to be based on Company annual operating income and EPS performance against budget, instead of being measured against constant long-term financial performance growth targets.

THE ROLE OF THE GOVERNANCE AND COMPENSATION COMMITTEE, ITS CONSULTANT AND MANAGEMENT

The Committee, which is comprised entirely of independent directors, has responsibility for oversight of the Company’s compensation program and has final authority for evaluating and setting compensation for NEOs. To assist in this process, it considers recommendations made by the CEO (except with respect to his own compensation) and uses market data and analyses that the Committee’s compensation consultant, Hewitt Associates, provides in order to help formulate target compensation levels.

The consultant conducted a comparison of the elements of Moody’s executive compensation structure and practices to those of the Company’s peer group, as set forth below, and the broader financial services industry. Based on its review, the consultant concluded that the compensation program structure is consistent with industry practices. However, it did recommend certain changes be made in response to evolving market conditions, which changes the Committee approved. These changes are discussed below.

PHILOSOPHY OF THE EXECUTIVE COMPENSATION PROGRAM

Moody’s executive compensation program is designed to:

•	link a substantial part of each executive’s compensation to the achievement of the Company’s financial and operating objectives and to the individual’s performance;

•	align executives’ rewards with changes in the value of stockholders’ investments; and

•	provide a competitive total compensation package that will assist in the retention of the Company’s executives and motivate them to perform at a superior level.

Linking annual compensation to performance

Moody’s awards the NEOs with compensation based on the Company’s performance against financial objectives specified at the beginning of the performance year and an evaluation of individual accomplishments and performance during that year. Each NEO has a list of annual objectives and is evaluated at year-end, in part, through a subjective analysis of performance against those objectives.

Aligning rewards with stockholder value

The program is designed to align rewards with stockholder value. The Committee determined in 2008 that long-term equity awards for members of senior management, including the NEOs, would be comprised solely of stock options as opposed to a mix of stock options and restricted stock. This change was made so that management is not rewarded until there is a recovery in the Company’s stock price. The Committee believed that using only stock options would more strongly align the executive’s long-term compensation with the interests of stockholders, while the potential for stock price appreciation would serve as a strong retention tool.

Providing a competitive total compensation package

Peer and Market Review. In an effort to provide a competitive compensation package, the Committee annually reviews the structure of the program and target compensation levels by first comparing data to that of a group of select peer companies. For the peer group in 2007, the Company identified companies that were active in credit risk analysis, company and industry credit research, business information services, and other similar services for the investment community. Companies were then selected for the peer group based on common metrics, which include revenue, number of employees and market capitalization.

In response to the expanding nature of the Moody’s business, and changes in the business or existence of peers, the Committee revised the peer group in 2008 with the assistance of its compensation consultant, to more accurately reflect the companies with which Moody’s competes for business and executive talent. This revised group also better reflects the companies against which Moody’s financial performance is measured. The size of the peer group remained approximately the same but now includes firms that provide analytics products and services in addition to credit risk analysis, company and industry credit research and business information services. As was the case with the 2007 peer group, the 2008 peer group companies also have comparable average revenue, number of employees and market capitalization. The new peer group is as follows:

AllianceBernstein	FactSet Research Systems Inc.	Morningstar
BlackRock Inc.	Fair Isaac Corporation	NASDAQ OMX Group Inc.
CME Group Inc.	Federated Investors, Inc.	NYSE Euronext
Corporate Executive Board Company	Franklin Resources, Inc.	RiskMetrics Group Inc.
Dun & Bradstreet Corp.	Interactive Data Corporation	Thomson Reuters Corp.
Eaton Vance Corp.	Invesco Ltd.	Union Bank California
Equifax Inc.	The McGraw-Hill Companies, Inc.	Verisk Analytics, Inc.

In addition to reviewing compensation practices and pay levels within the Company’s peer group, the Committee looks at the broader financial services industry’s compensation data furnished by the consultant. The compensation consultant provided the Committee with total compensation data from these comparison groups along with analysis of each element of compensation.

The comparison groups’ information is reviewed in quartile ranges, generally targeting the 50th to 75th percentile range for total compensation. The Company has found that using a range and taking a broader approach to these figures, instead of targeting a specific percentage, allows for flexibility based on actual yearly performance, market conditions and the unique nature of Moody’s business. It has also found that using this particular 50th to 75th percentile range has allowed the Company to retain key talent and remain competitive in the marketplace. The Company does not benchmark discrete elements of compensation against a subset of the peer group.

This range serves as just one of the reference points when establishing targeted total compensation. The Committee also reviews each NEO’s skills, experience, tenure and performance during the prior year. These factors contribute to variations in actual and target compensation levels. Based on the Committee’s analysis of the above, and consideration of a recommendation from the CEO (other than with respect to his own compensation), the Committee establishes a targeted total compensation level for each NEO that it believes is competitive.

The Committee periodically benchmarks benefits and perquisites and believes benefits to be in line with market practice and perquisites to be below current market practice. Moody’s does not provide perquisites or other personal benefits with an aggregate value of $10,000 or more to its executives, including the NEOs.

In 2008, the targeted total compensation opportunity in aggregate for the NEO group was at the median as compared to the peer group and financial services group comparative data. The Committee believes this was appropriate because the companies within the peer group and financial services group faced similar macroeconomic challenges. Actual total compensation payments were between the 25th percentile target total compensation and the median as compared to both the peer group and the broader financial services group.

ELEMENTS OF MOODY’S COMPENSATION PROGRAM AND 2008 COMPENSATION UNDER THE PROGRAM

Moody’s executive compensation program consists of three primary components:

•	Base salary;

•	An annual cash incentive award opportunity; and

•	Long-term equity incentive compensation.

Weighting of Elements—Fixed versus “At Risk” compensation

The Company did not have a target weight for each element of compensation in 2008. Instead, the Company reviewed data from its peer group and the broader financial services market and, based on that data, determined what level of the total compensation package should be “at risk” and what level should be fixed in the form of salary. The Committee concluded that 20% to 30% of total compensation should be fixed and 70% to 80% should be at risk in 2008. This focus differs from past years when the Company focused on the mix of long-term equity compensation versus cash compensation. The Committee believes weighting “at risk” versus fixed compensation provides motivation incentives and aligns the Company’s compensation structure with its focus on an NEO’s contribution to overall value to the Company.

Base salary

Base salary is intended to provide a level of pay that is appropriate given professional status, job content, market value, accomplishments and internal equity. In 2008, base salary represented approximately 25% of the aggregate of total compensation for the NEO group. The Company generally set base salaries for each NEO at the median salary of executives in similar positions within the peer group or the broader financial services market.

The Committee determined that it was appropriate to maintain the same salary for Mr. McDaniel as he received in 2007. The Committee also determined that it was appropriate to increase the base salaries of Messrs. Madelain, Goggins and Almeida, and of Ms. Huber. Mr. Madelain assumed a new position in 2008, becoming Chief Operating Officer of Moody’s Investors Service. This leadership role encompasses broader responsibilities than his previous position with the Company and therefore, in the Committee’s view, merited a salary increase. Mr. Goggins, General Counsel, assumed additional responsibility in 2008 for the Regulatory Affairs and Compliance departments due to an internal reorganization. The added supervision of these two groups, whose roles have taken on particular significance in the current environment, was deemed to have merited a salary increase. Likewise, Mr. Almeida’s role as President of Moody’s Analytics has resulted in increasing responsibility subsequent to the internal reorganization, as the services and scope of that subsidiary take on added significance for the Company. Finally, with respect to Ms. Huber, the Committee determined that a salary increase was appropriate in light of her successful cost management efforts for the Company, including execution of the restructuring plan announced in the fourth quarter of 2007 and her first full year managing the Corporate Communications group during a challenging time. The base salaries paid to the NEOs during 2008 are reported in the Summary Compensation Table on page 27.

Annual cash incentive awards

Moody’s awards the Company’s executives, including the NEOs, annual cash incentives based on the Company’s performance against financial objectives specified at the beginning of the performance year and an evaluation of individual accomplishments during that year. These awards are intended to reward performance and assist in retention and motivation of management. Award payouts are finalized at the Committee’s February meeting following the performance year in question and actual payouts are made typically at the beginning of March.

The awards customarily are made under the 2004 Plan, which was approved by stockholders. The 2004 Plan outlines the performance measures the Committee can use to determine annual incentive awards and is structured to provide compensation that meets the performance-based criteria under Section 162(m) of the Internal Revenue Code. There is not a predetermined aggregate dollar amount for the 2004 Plan funding pool. Instead, it is funded by the Company’s performance achievement against pre-set targets. For 2008, funding for the 2004 Plan, and therefore award opportunities for NEOs, was based on operating income and EPS goals relative to budget and reflects pre-agreed adjustments for legacy tax and restructuring activities. Operating income and EPS goals were selected in order for bonus payouts to reflect achievement against budgeted expectations for profitability and performance relative to external guidance regarding EPS. The operating income and EPS goals under the plan for 2008 were $952.6 million and $2.21, respectively. In prior years, annual incentives were based on long-term financial growth targets. The Committee changed this structure to ensure that, at the time they were established and communicated to executives, the performance conditions remained challenging, but had at least some likelihood of achievement. This year’s Company financial performance resulted in no funding for the NEOs under the 2004 Plan. Therefore, no annual cash incentive awards were paid out from the 2004 Plan, as shown in the table below:

Name	Target Cash Bonus Under 2004 Plan	Maximum Cash Bonus Under 2004 Plan	Actual Cash Bonus Under 2004 Plan
Raymond W. McDaniel	$1,465,200	$2,930,400	—
Linda S. Huber	660,000	1,320,000	—
Michel Madelain	497,046	994,092	—
Mark E. Almeida	528,000	1,056,000	—
John G. Goggins	385,000	770,000	—
Brian M. Clarkson	810,900	1,621,800	—

The plan design, together with the size of the annual cash incentive award opportunity, ensures that a significant portion of each NEO’s cash compensation is “at risk”, meaning it varies year to year based on Company performance. In the case of the NEOs whose overall annual cash compensation may exceed $1 million, an overall performance target is established for each NEO to allow their award payouts to be attributable to and dependent upon satisfaction of such performance target, so that they will be deductible by the Company under the federal income tax laws. The Committee retains the discretion to set individual award payouts under the 2004 Plan. For that reason, and after considering the recommendation of the CEO (except with respect to his award), the Committee may apply a negative adjustment to the target award, resulting in actual 2004 Plan awards deviating from the target level. Each NEO has a target award amount, a maximum award amount and an actual award amount.

Discretionary Awards. Separate from the 2004 Plan, however, after a thorough evaluation of each NEO’s performance against his or her respective annual objectives, the Committee approved discretionary cash awards at a level of 37% of the aggregate, actual 2007 awards for the NEO group and 27% of the aggregate 2008 targets for the NEO group. The Committee’s evaluation was subjective and was based generally on a review of the executive team’s efforts in light of the challenging operating environment. The Committee recognized the contributions made by the NEOs individually and as a group in response to the challenges, and the strong leadership demonstrated in connection with the internal reorganization. After completing this evaluation and soliciting advice from the compensation consultant, as appropriate, the Committee determined that the following discretionary cash bonuses were merited this year:

Name	Discretionary Cash Bonus
Raymond W. McDaniel	$305,000
Linda S. Huber	200,000
Michel Madelain	122,800
Mark E. Almeida	200,000
John G. Goggins	120,000

Long-term equity incentive compensation

Change in 2008 long-term equity incentive mix. The Committee annually evaluates the mix of long-term equity incentive compensation awards. In 2008, the Committee determined that long-term equity awards for members of senior management, including the NEOs, would be comprised solely of stock options, as opposed to the mix of stock options and restricted stock awarded in the past. This change was made so that management is not rewarded until there is a recovery in the Company’s stock price. The Committee believed that using only stock options would more strongly align executive’s long-term compensation with the interests of stockholders, while the potential for stock price appreciation would serve as strong incentive and retention tools. These awards are made under the stockholder-approved 2001 Moody’s Corporation Key Employees’ Incentive Plan. The program is adequately balanced by the discretion retained by the Committee under cash compensation arrangements so that management will not be driven to take imprudent risks.

Stock options. Stock options vest based on continued service over four years in annual 25% increments, ensuring (i) that an executive will realize value from his award only if the market price of the Company’s stock appreciates above the options’ exercise price after the shares have vested, and (ii) that executives are motivated to remain with the Company due to the multi-year vesting schedule.

The Committee’s primary considerations in recommending 2008 stock option grant levels included the level of each NEO’s target total compensation in comparison to the peer group and the financial services industry, and individual performance. It also took into account the disruptions in the credit markets which had already begun to have an impact on the Company’s business in the second half of 2007. After consideration of these factors, the Committee recommended, and the Board approved, total equity grants, comprised solely of stock options, with total economic value approximately 55% lower than total equity grants approved in 2007, which were comprised of both stock options and restricted stock. In 2008, as reported in the Grants of Plan-Based Awards of 2008 table on page 30, the following stock option awards, with an exercise price of $38.07, were granted: Mr. McDaniel—185,000; Ms. Huber—85,000; Mr. Madelain—62,500; Mr. Almeida—62,500; Mr. Goggins—50,000; Mr. Clarkson—90,000.

Restricted stock. No restricted stock awards were granted to the NEOs in 2008.

Equity Grant Practices. Equity awards are granted and the exercise price determined, as of the third trading day following the date of public dissemination of Moody’s financial results for the prior year (the beginning of February). The exercise price of the stock options is set at the fair market value of the Company’s common stock on the grant date. Under 2001 Moody’s Corporation Key Employees’ Incentive Plan, “fair market value” is based on the arithmetic mean of the high and low trading prices of Moody’s common stock as reported on the New York Stock Exchange at the end of each trading day.

Summary of Actual 2008 Equity Awards. In 2008, the aggregate long-term equity compensation awards granted for the NEO group were at the median of executives in the comparative groups. Actual award determinations were based on a targeted total compensation mix, individual performance and competitive market practice. Prior grants did not influence annual decisions; values realized upon option exercises or vesting of restricted stock also did not impact 2008 decisions. Annual awards are determined by an examination of the present period as well as by considering expectations of the future.

As was the case with the total cash compensation in 2008, the Committee concluded that given the significant challenges faced by Moody’s in 2008, granting equity with a value below the 2007 level was appropriate.

CHIEF EXECUTIVE OFFICER COMPENSATION

When determining the target compensation opportunity of the CEO, the Committee does not use a targeted multiple versus the other NEOs. Instead, the Committee begins its analysis of total compensation for the CEO by analyzing the compensation of executive officers with similar positions at companies included in its peer group as well as in the broader financial services market. The Company has determined in the past that the CEOs of comparable companies generally are paid compensation that is materially different in amount than that of other named executive officers at such companies. Additionally, the Committee takes into account the scope of the CEO’s responsibilities, experience and prior performance, and balances these factors against competitive market data for comparable positions when determining overall compensation. Because the CEO of the Company is responsible for the entire organization, and is not only responsible for one area of its operations, as is the case with the other NEOs, the scope of his position led to a determination that a materially higher total compensation package was warranted. The CEO’s compensation program consists of the same three primary components that apply to all NEOs: base salary, annual cash incentive award opportunity and long-term equity incentive compensation.

For 2008, the Committee determined that Mr. McDaniel’s base salary should remain unchanged from 2007, set at $936,000. The Committee also established a target annual cash incentive award of $1,465,200. This target was based on an evaluation of competitive benchmark data for total compensation of CEOs in the Company’s peer group and the financial services industry. Payment of Mr. McDaniel’s annual incentive award under the 2004 Plan, like for the other NEOs, is based on operating income and EPS goals, as described above in “Annual Incentive Awards.” Payments are also based on assessment of his performance against his annual, personal objectives which are set by examining the Company’s needs, setting Company-wide goals and ascertaining his role in the achievement of those goals. One key element this year was his leadership role in the structural reorganization. At the end of the year, Mr. McDaniel conducted a self-assessment and submitted this to the Committee. The Committee evaluated his performance and as discussed in the paragraph titled “Discretionary Awards” above, with the assistance of and reliance on the compensation consultant, the Committee determined that although no bonuses would be paid under the 2004 Plan, he would receive 20% of his target annual incentive award amount in the form of a discretionary bonus award. As reported in the Grants of Plan-Based Awards of 2008 table on page 30. Mr. McDaniel was granted 185,000 stock option awards, with an exercise price of $38.07.

Mr. McDaniel’s targeted total compensation for 2008 was at the median as compared to the Company’s peer group and the broader market data provided to the Company by its compensation consultant. His actual total compensation was approximately 20% to 25% below the median levels of the benchmark target total compensation levels of the comparative groups.

ADDITIONAL EXECUTIVE COMPENSATION POLICIES

To further the objectives of Moody’s executive compensation program, the Committee has adopted a number of supplemental policies that it believes help the Company to meet the compensation program’s goals.

Retirement benefits

Moody’s provides retirement benefits to its NEOs under three defined benefit and defined contribution pension plans.

The defined benefit pension plans are the Retirement Account, the Pension Benefit Equalization Plan (“PBEP”) and the Supplemental Executive Benefit Plan (“SEBP”). The Retirement Account, which closed to new entrants effective December 31, 2007, is a broad-based tax-qualified defined benefit pension plan for all Moody’s U.S. employees. The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants in the Retirement Account that would otherwise be lost due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. The Retirement Account, together with the PBEP, provides income upon retirement based on a percentage of annual compensation. The SEBP is a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the PBEP for designated executive officers. The SEBP was closed as of January 1, 2008 to new participants and the only NEOs who participate in the plan are Mr. McDaniel, Ms. Huber and Mr. Goggins (due to the fact that they were participants prior to the closing of the plan). The determination to close the plan was made based on the Committee’s review of retirement benefits. More details regarding the SEBP are provided in the narrative following the Pension Benefits Table for 2008.

Moody’s also offers its U.S. employees, including the NEOs, the opportunity to participate in a tax-qualified defined contribution plan, the Profit Participation Plan (“PPP”). In addition, through December 31, 2007, U.S. employees, including the NEOs, whose participation in the PPP is restricted due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined contribution plans, participated in the Profit Participation Benefit Equalization Plan (“PPBEP”). The PPBEP was terminated effective December 31, 2007, and in 2008, the Company began to offer a voluntary deferred compensation plan (the “Moody’s Corporation Deferred Compensation Plan” or the “DCP”). The primary purpose of the DCP is to allow certain employees to continue pre-tax deductions into a nonqualified plan and receive the maximum company match on compensation which exceeds the IRS limits for allowable pre-tax deferrals into the PPP. A limited group of highly compensated senior management has the option of immediate deferral of up to 50% of base salary and/or bonus. However, the Company match only applies to deferrals in excess of the IRS limit on compensation. In addition, the Company will credit to the DCP employer contributions that would have been made to the PPP but for the application of the compensation limit. Additional information regarding the DCP is found on page 36.

These plans provide Moody’s U.S. employees with the opportunity to accumulate retirement benefits and, with the exception of the DCP and the SEBP, these plans are open to all eligible U.S. employees. Mr. Madelain participates in Moody’s UK Group Personal Pension Plan, described on page 36.

The actuarial present values of the accumulated pension benefits of the NEOs who participate in these plans as of the end of 2008, as well as other information about each of Moody’s defined benefit pension plans, are reported in the Pension Benefits Table on page 33.

Employment agreements

Moody’s does not enter into employment agreements with its executives, including the NEOs. All of the Company’s executives are “at will” employees.

Severance policy

Moody’s does not have severance agreements in place with any current NEO. All NEOs are subject to the Moody’s Career Transition Plan (“CTP”), an ERISA-based plan that is available to all employees. The NEOs do not receive any extra severance benefits. The CTP is designed to compensate eligible employees in the following situations: (i) where there has been a reduction in the Company’s workforce or elimination of specific jobs, (ii) where the individual’s job performance has not met expectations (but does not involve a basis for terminating his performance for cause), or (iii) where the Company has agreed with an individual that it is in the mutual best interests of the parties to sever the employment relationship. While having such a plan in place is an important tool in Moody’s retention efforts, and is in the best long-term interest of stockholders, the plan is not designed to reward individuals who have not performed to expectations or who have engaged in conduct that is detrimental to the Company and its stockholders and contain provisions to ensure this.

Moody’s believes that these payment arrangements are similar to the general practice among the Company’s peer group, although it has not benchmarked the severance practices of Moody’s peer companies.

Mr. Clarkson, who most recently served as President and Chief Operating Officer of Moody’s Investors Service, left the Company in May 2008 after nearly 17 years of service. He remained at Moody’s until the end of July in order to ensure a smooth transition. In addition to receiving 52 weeks of salary and benefits continuation under the CTP and participation in the 2004 Plan, Mr. Clarkson was a participant in the SEBP. The SEBP features a “cliff vesting” provision pursuant to which any SEBP participant who terminates employment before both reaching the age of 55 and accumulating 10 years of service will have his SEBP benefits reduced by 60 percent of the otherwise accrued benefit. The Board exercised its authority to waive the reduction in benefits for pre-age 55 terminations and granted Mr. Clarkson the full value of his accrued SEBP benefit, otherwise in accordance with the plan terms. Because Mr. Clarkson’s departure was a retirement under the Company’s equity plans, as a consequence, his restricted stock grants vested in full and all restrictions on such shares lapsed upon his termination and his unvested stock options (other than the grant he received in 2008) will continue to vest and (together with his vested stock options) be exercisable for five years from the date of termination or, if shorter, the remaining stated term of each option. Mr. Clarkson is party to a separation agreement with the Company dated May 7, 2008, which was included as an exhibit to the Company’s Form 10-Q filed on August 5, 2008.

Change in control arrangements

So that Moody’s executives are motivated to pursue potential transactions that would enhance the value of stockholders’ investments, Moody’s believes it is important to provide certain arrangements upon a potential change in control of the organization. While Moody’s does not provide specific change in control agreements for its executives, the Company’s 2001 Stock Incentive Plan provides for accelerated vesting of outstanding awards, including stock options and restricted stock awards, upon a change in control of the Company. A “change in control” is defined to include: (i) a person acquiring more than 20% of the voting power of the Company’s then outstanding securities; (ii) the stockholders of the Company approving a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would not change the current voting power position; or (iii) the stockholders of the Company approving a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. Relative to the overall value of the Company, however, the value of this potential change in control benefit is minor.

The NEOs receive no extra cash severance upon a change in control. The Committee does not take into account compensation that would become payable to each of the NEOs under certain existing plans and arrangements if the executive’s employment had terminated under the specified circumstances or if there had been a change in control. Therefore, when discussing the factors considered by the Committee when determining overall compensation, potential payments upon termination or change in control were not included.

The estimated payments and benefits payable to the NEOs assuming a change of control of the Company as of the last day of 2008 are reported in the discussion of Potential Payments Upon Termination or Change in Control on page 37.

Perquisites and other personal benefits

Moody’s does not provide perquisites or other personal benefits with an aggregate value of $10,000 or more to its executives, including the NEOs.

Stock ownership guidelines

In July 2004, Moody’s adopted stock ownership guidelines for its executives, including the NEOs, and its non-management directors, requiring them to acquire and maintain a meaningful stake in the Company. These guidelines were revised in February 2008 to reflect the new management structure resulting from the Company’s reorganization. Moody’s believes that these guidelines encourage its executive officers to act as owners, thereby better aligning the executives’ interests with those of the Company’s stockholders.

The guidelines are intended to satisfy an individual’s need for portfolio diversification, while ensuring an ownership level sufficient to assure stockholders of their commitment to value creation. Executive officers are expected, within five years, to acquire and hold shares of the Company’s common stock equal in value to a specified multiple of their base salary (which varies based on position). The current ownership level multiples are five times base salary for the CEO, three times base salary for the remaining Named Executive Officers, and five times the annual cash retainer for non-management directors.

Restricted shares and shares owned by immediate family members or through the Company’s tax-qualified savings and retirement plans count toward satisfying the guidelines. Stock options, whether vested or unvested, do not count toward satisfying the guidelines. The guidelines for an individual executive officer may be suspended at the discretion of the Board of Directors in situations that it deems appropriate. All executive officers and directors are subject to a securities trading policy whereby hedging transactions are prohibited.

Tax deductibility policy

Section 162(m) of the Tax Code limits income tax deductibility of compensation in excess of $1 million that is not “performance-based” as defined under the income tax regulations, paid to any employee who as of the close of the taxable year was the CEO or, whose total compensation is required to be reported to stockholders under the Securities Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for the taxable year (other than the CEO and CFO). Stock options awarded under the Company’s stockholder-approved stock incentive plans are performance-based for purposes of the federal income tax laws, and any amounts required to be included in an executive’s income upon the exercise of options do not count toward the $1 million limitation. For other compensation to be performance-based under the regulations, it must be contingent on the attainment of performance goals the material terms of which are approved by stockholders and the specific objectives of which are established by, and attainment of which objectives are certified by, a committee of the Board which consists entirely of independent directors.

While Moody’s generally seeks to ensure the deductibility of the incentive compensation paid to the Company’s executives, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice. Under Moody’s annual cash incentive plan for the NEOs whose compensation is potentially to be in excess of $1 million, annual bonuses are preliminarily funded on the basis of achievement relative to quantitative measures of performance and then are subject to negative discretion based on the degree of achievement of qualitative objectives. The Committee can also make positive adjustments based on achievement of qualitative objectives, but such adjustments may not be tax deductible.

Clawback Policy

The Board has the right to make retroactive adjustments to any annual cash incentive awards granted after July 28, 2008, where payment was predicated upon the achievement of specified financial results and those results must later be revised. Where the results are revised by reason of a significant or material restatement, recoupment can be sought against executive officers, as defined in accordance with SEC rules; where the results are revised by reason of a restatement resulting from fraud or other misconduct, recoupment can be sought against the person engaging in such misconduct, as well as against any executive officer. The value with respect to which recoupment may be sought shall be determined by the Board.

SUMMARY COMPENSATION TABLE

The following table sets forth, for the years ended December 31, 2008, 2007 and 2006, the total compensation of the Company’s Named Executive Officers. The Named Executive Officers for 2008, 2007 and 2006 include Moody’s Principal Executive Officer, its Principal Financial Officer, and the three most highly-compensated executive officers of the Company (other than the Principal Executive Officer and Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year. The table also includes details regarding one officer for whom, but for the fact that he was not serving as an executive officer at the end of the 2008 fiscal year, disclosure would have been required.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Raymond W. McDaniel	2008	$936,000	$305,000	$830,041	$2,123,428	$—	$3,360,721	$14,791	$7,569,981
Chairman and Chief Executive Officer	2007	936,000	—	1,873,732	2,066,087	1,051,000	1,302,492	147,244	7,376,555
	2006	900,000	—	1,708,913	1,826,666	1,863,490	1,709,230	187,468	8,195,767

Linda S. Huber	2008	495,708	200,000	350,655	889,475	—	238,475	10,129	2,184,442
Executive Vice President and Chief Financial Officer	2007	485,500	50,809	781,383	677,872	477,191	210,877	66,356	2,749,988
	2006	475,500	—	647,508	427,974	730,000	165,511	80,430	2,526,923

Michel Madelain(7)	2008	398,611	122,800	103,087	420,157	—	—	38,052	1,082,707
Chief Operating Officer of Moody’s Investors Service	2007	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—

Mark E. Almeida	2008	435,417	200,000	183,094	515,464	—	56,952	19,574	1,410,501
President of Moody’s Analytics	2007	392,917	—	412,523	446,273	401,000	27,964	43,502	1,724,179
	2006	343,200	—	371,770	391,936	364,000	36,523	52,874	1,560,303

John J. Goggins	2008	377,250	120,000	192,093	517,148	—	377,775	18,260	1,602,526
Senior Vice President and General Counsel	2007	361,000	—	435,737	508,584	281,000	118,981	44,458	1,749,760
	2006	351,000	—	393,496	475,764	412,000	174,761	50,898	1,857,919

Brian M. Clarkson(8)	2008	379,167	—	358,128	322,490	—	1,393,760	292,171	2,745,716
Former President and Chief Operating Officer of Moody’s Investors Service	2007	580,467	39,924	874,411	976,468	391,076	302,289	78,758	3,243,393
	2006	520,000	—	773,070	858,933	874,000	691,339	95,947	3,813,289

(1)	The amounts reported in the Bonus column represent discretionary bonuses paid to the NEOs. The Company paid no discretionary bonuses to the NEOs for 2006. For 2007, two NEOs received discretionary bonuses paid on March 7, 2008. Payments under the Company’s annual cash incentive program for 2007 and 2006 are reported in the Non-Equity Incentive Plan Compensation column. The Company paid discretionary bonuses to the NEOs for 2008. These amounts were paid on March 6, 2009. There were no payments under the Company’s annual cash incentive program for 2008 as reported in the Non-Equity Incentive Plan Compensation column.

(2)	There were no restricted stock award grants made to the NEOs in 2008. The amounts reported in the Stock Awards column represent the portion of the grant date fair value of the restricted stock awards made to the NEOs in prior years that was recognized as expense for financial reporting purposes during 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share based Payment” (FAS 123(R)), excluding, in the case of service-based awards, estimates for forfeitures. The grant date fair value for the restricted stock awards is based on the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date. The actual amount that will be realized at the time an award vests will depend upon the market price of the Company’s Common Stock at the vesting date.

(3)

The amounts reported in the Option Awards column represent the portion of the grant date fair value of the stock option grants made to the NEOs during 2008 and in prior years that was recognized as expense for financial reporting purposes during 2008 in accordance with FAS 123(R), excluding, in the case of service-based option awards, estimates for forfeitures. The assumptions made in calculating these grant date fair value amounts are incorporated herein by reference to the discussion of those assumptions under the heading “Stock-Based Compensation” in the Management’s

Discussion and Analysis and Note 12 (in 2008 and 2007), Note 11 (in 2006) and Note 2 (in 2005 and 2004) to the financial statements as contained in the Company’s Annual Reports on Form 10-K filed with the SEC on March 2, 2009, February 29, 2008, March 1, 2007, March 1, 2006 and March 8, 2005. The actual amount that will be realized, if any, upon the exercise of an option will depend upon the extent to which the market price of the Company’s Common Stock exceeds the option exercise price at the time the option is exercised. The exercise price of these awards is equal to the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date.

(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amounts earned by the NEOs for 2008, 2007 and 2006 under the Company’s annual cash incentive program. The amounts for 2007 and 2006 were actually paid on March 7, 2008 and March 7, 2007, respectively, and there were no payments under the Company’s annual cash incentive program for 2008. For a description of this program, see “Annual Cash Incentive Awards” in the Compensation Discussion and Analysis on page 17.

(5)	The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate change during 2008 in the actuarial present value of the Named Executive Officers’ accumulated benefits under the Company’s Retirement Account, Pension Benefit Equalization Plan, and Supplemental Executive Benefit Plan (“SEBP”). For a description of these plans, see the Pension Benefits Table for 2008 on page 33. The change in the actuarial present value year over year is largely driven by the impact on the SEBP component of the following variables: one additional year of service and pay; one less year of discounting in the present value calculation; and annual assumption changes (such as the discount rate or mortality assumption). In addition to these typical factors that affect the actuarial present values from one year to the next, plan changes can also have an impact. During 2008 certain changes became effective in the PBEP and SEBP so the plans would continue to comply with Section 409A of the Internal Revenue Code. SEBP participants elected either an annuity or a lump sum form of payment that will apply at retirement, and the PBEP was amended so it will automatically provide lump sum distributions to terminated participants at the later of age 55 or six months following termination from Moody’s. Both of these changes affect the comparability of the actuarial present values from 2007 to 2008, with the 2008 actuarial present values generally being higher if lump sums are in effect. Mr. McDaniel chose a lump sum form of payment for his SEBP. The SEBP was closed as of January 1, 2008 to new participants and the only NEOs who participate in the plan are Mr. McDaniel, Ms. Huber and Mr. Goggins.

(6)	The amounts reported in the All Other Compensation column comprise the following compensation items:

Name	Year	Perquisites and Other Personal Benefits(a)	Company Contributions to Vested and Unvested Defined Contribution Plans(b)	Dividends or Other Earnings Paid on Stock or Option Awards(c)	Termination Benefits(d)	Total
Raymond W. McDaniel	2008	—	$6,900	$7,891	$—	$14,791
	2007	—	139,449	7,795	—	147,244
	2006	—	184,307	3,161	—	187,468

Linda S. Huber	2008	—	6,900	3,229	—	10,129
	2007	—	63,735	2,621	—	66,356
	2006	—	79,680	750	—	80,430

Michel Madelain	2008	—	37,299	753	—	38,052
	2007	—	—	—	—	—
	2006	—	—	—	—	—

Mark E. Almeida	2008	—	17,838	1,736	—	19,574
	2007	—	41,815	1,687	—	43,502
	2006	—	52,205	669	—	52,874

John J. Goggins	2008	—	16,413	1,847	—	18,260
	2007	—	42,584	1,874	—	44,458
	2006	—	50,049	849	—	50,898

Brian M. Clarkson	2008	—	11,375	9,963	270,833	292,171
	2007	—	75,158	3,600	—	78,758
	2006	—	94,404	1,543	—	95,947

(a)	Perquisites and other personal benefits provided to each of the Company’s NEOs in fiscal 2008 were, in the aggregate, less than $10,000 per individual.

(b)	These amounts represent the aggregate annual Company contributions to the accounts of the NEOs under the Company’s Profit Participation Plan and the non-qualified Deferred Compensation Plan in the U.S. The Profit Participation Plan and the Deferred Compensation Plan are tax-qualified defined contribution plans. The amount described with respect to Mr. Madelain was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan. An exchange rate of 1.4619 from The Federal Reserve Bank of New York as of December 31, 2008 was used to calculate the U.S. dollar amount.

(c)	These amounts represent dividend equivalents paid on restricted stock awards that vested during 2008, 2007 and 2006.

(d)	Payments associated with Mr. Clarkson’s Severance Agreement and relate to his termination of employment on July 31, 2008.

(7)	Mr. Madelain became an executive officer of the Company as of May 1, 2008. His compensation figures are shown in the table in U.S. dollars. However, certain elements of his compensation were paid in British pounds sterling. An exchange rate of 1.4619 from The Federal Reserve Bank of New York as of December 31, 2008 was used to calculate the U.S. dollar amount.

(8)	Mr. Clarkson left the Company as of July 31, 2008. Because Mr. Clarkson’s Severance Agreement provides for the Company to provide Mr. Clarkson with unreduced SEBP benefits at age 55, the amount reflected in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings is the present value of the increase in his SEBP benefit.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2008

The following table sets forth, for the year ended December 31, 2008, information concerning each grant of an award made to the Company’s Named Executive Officers in 2008 under any plan.

Name	Grant Date	Authorization Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Price on Day of Grant ($/Sh)	Grant Date Fair Value(6)
			Threshold ($)	Target ($)(2)	Maximum ($)
Raymond W. McDaniel	2/12/2008	12/18/2007	$732,600	$1,465,200	$2,930,400	—	185,000	$38.07	$36.75	$1,809,300
Linda S. Huber	2/12/2008	12/18/2007	330,000	660,000	1,320,000	—	85,000	$38.07	$36.75	$831,300
Michel Madelain	2/12/2008	12/18/2007	248,523	497,046	994,092	—	62,500	$38.07	$36.75	$611,250
Mark E. Almeida	2/12/2008	12/18/2007	264,000	528,000	1,056,000	—	62,500	$38.07	$36.75	$611,250
John J. Goggins	2/12/2008	12/18/2007	192,500	385,000	770,000	—	50,000	$38.07	$36.75	$489,000
Brian M. Clarkson(7)	2/12/2008	12/18/2007	405,450	810,900	1,621,800	—	90,000	$38.07	$36.75	$880,200

(1)	The Governance and Compensation Committee authorized the grant of stock options for 2008 on December 18, 2007, to be effective on February 12, 2008, the third trading day following the date of the public dissemination of the Company’s financial results for 2007.

(2)	These awards were granted in 2008 under the Moody’s Corporation Covered Employees Cash Incentive Plan, the Company’s annual cash incentive program. The Governance and Compensation Committee determines the aggregate funding of the program based on the financial performance of the Company. In addition, certain senior corporate executives will have a component of funding based on earnings per share growth relative to budget. The plan would have been funded at 200% of target if performance (EPS and operating income growth as a percentage) is 12 percentage points higher than budget. For additional information on the annual cash incentive program, see the Compensation Discussion and Analysis on page 17. These awards were earned during 2008 and were to be paid in March 2009. Because EPS and/or operating income growth (as a percentage) was more than 6 percentage points below budget, no formulaic funding occurred. There were no payments under the Company’s annual cash incentive program for 2008 as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 27.

(3)	There were no restricted stock award grants made to the NEOs in 2008.

(4)	These stock option awards were made under the Company’s 2001 Stock Incentive Plan, as amended and restated on December 15, 2008. They are exercisable in four equal annual installments beginning on the first anniversary of the date of grant, February 12, 2009 and expire on February 12, 2018.

(5)	The exercise price of these awards is equal to the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date.

(6)	The February 12th grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions; an expected stock-price volatility factor of 25%; a risk-free rate of return of 2.97%; a dividend yield of 1.05%; and an expected time of exercise of 5.5 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

(7)	Mr. Clarkson’s target amount is listed at the annual amount though any payments to him would have been pro-rated based on his termination date of July 31, 2008. Mr. Clarkson’s 2008 stock option grant was forfeited.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE FOR 2008

The following table sets forth information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each of the Company’s Named Executive Officers outstanding as of December 31, 2008. The market value of the shares that have not vested is based on the closing market price of the Company’s Common Stock on December 31, 2008 on the New York Stock Exchange.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Raymond W. McDaniel	39,740	—		$10.9916	12/21/2009	37,575	$754,882
	44,120	—		10.7092	01/19/2010
	300,000	—		14.0625	10/03/2010
	230,000	—		19.9875	02/07/2012
	212,000	—		21.2675	02/07/2013
	165,000	—		32.4075	02/09/2014
	125,625	41,875		41.6875	02/22/2015
	57,111	57,112		63.0900	02/08/2016
	25,700	77,100		72.7150	02/12/2017
	—	185,000		38.0700	02/12/2018

Linda S. Huber	50,000	16,667		44.9850	07/01/2015	15,740	316,217
	22,500	22,500		63.0900	02/08/2016
	11,125	33,375		72.7150	02/12/2017
	—	85,000		38.0700	02/12/2018

Michel Madelain	11,789	—		21.2675	02/07/2013	4,597	92,354
	8,573	—		32.4075	02/09/2014
	19,095	6,365		41.6875	02/22/2015
	6,812	6,813		63.0900	02/08/2016
	3,187	9,563		72.7150	02/12/2017
	—	62,500		38.0700	02/12/2018

Mark E. Almeida	70,000	—		14.0625	10/03/2010	8,283	166,405
	50,000	—		19.9875	02/07/2012
	46,000	—		21.2675	02/07/2013
	33,000	—		32.4075	02/09/2014
	27,637	9,213		41.6875	02/22/2015
	12,500	12,500		63.0900	02/08/2016
	5,687	17,063		72.7150	02/12/2017
	—	62,500		38.0700	02/12/2018

John J. Goggins	70,000	—		19.9875	02/07/2012	8,575	172,272
	64,000	—		21.2675	02/07/2013
	46,500	—		32.4075	02/09/2014
	32,662	10,888		41.6875	02/22/2015
	12,250	12,250		63.0900	02/08/2016
	6,062	18,188		72.7150	02/12/2017
	—	50,000		38.0700	02/12/2018

Brian M. Clarkson	29,300	—		21.2675	02/07/2013	—	—
	82,500	—		32.4075	07/31/2013
	60,300	20,100		41.6875	07/31/2013
	25,000	25,000		63.0900	07/31/2013
	12,375	37,125		72.7150	07/31/2013

(1)	Option awards are exercisable in four equal, annual installments beginning on the first anniversary of the date of grant. The grant date for options is ten years earlier than the Option Expiration Date reported in this table.

(2)	Subject to the NEO’s continued employment through each vesting date, the vesting of restricted stock awards in any one year generally depends on the financial performance of the Company. Twenty-five percent of the total number of shares subject to an award represents the “Target Shares” for each vesting year. If the Company’s annual operating income growth in any one year is (i) less than 10%, then 50% of the Target Shares will vest; (ii) between 10% and 15% (inclusive), then 100% of the Target Shares will vest; and (iii) greater than 15%, then 150% of the Target Shares will vest. Notwithstanding the possibility of accelerated vesting in any year of operating income growth greater than 15%, no more than 100% of the initial award will vest, and all shares will vest in full, if not previously vested, five years from the grant date, subject to the NEO’s continued employment through such date, regardless of whether the specified performance goals have been achieved.

(3)	Value is calculated based on the closing price of the Common Stock on December 31, 2008, $20.09.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2008

The following table sets forth information concerning the number of shares of Common Stock acquired and the value realized upon the exercise of stock options and the number of shares of Common Stock acquired and the value realized upon vesting of restricted stock awards during 2008 for each of the Company’s Named Executive Officers on an aggregated basis. In the case of stock options, the value realized is based on the market price of the Company’s Common Stock on the New York Stock Exchange at the time of exercise and the option exercise price; in the case of restricted stock awards, the value realized is based on the average high and low market price of the Company’s Common Stock on the New York Stock Exchange on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Raymond W. McDaniel	—	—	23,208		$863,338
Linda S. Huber	—	—	9,496		353,251
Michel Madelain	—	—	3,007		111,860
Mark E. Almeida	—	—	5,106		189,943
John J. Goggins	—	—	5,431		202,033
Brian M. Clarkson	—	—	28,273	(1)	1,014,828

(1)	Because Mr. Clarkson’s departure was a retirement under the Company’s equity plans, as a consequence, his restricted stock grants will vest in full and all restrictions on such shares lapsed upon his termination and his unvested stock options (other than the grant he received in 2008) will continue to vest and (together with his vested stock options) be exercisable for five years from the date of termination or, if shorter, the remaining stated term of each option.

PENSION BENEFITS TABLE FOR 2008

The following table sets forth information with respect to each defined benefit pension plan that provides for payments or other benefits to the Named Executive Officers at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit at 12/31/08 ($)	Payments During Last Fiscal Year ($)
Raymond W. McDaniel	Retirement Account	20.5000	$192,060	—
	Pension Benefit Equalization Plan	20.5000	978,270	—
	Supplemental Executive Benefit Plan	21.8333	10,238,587	—

Linda S. Huber	Retirement Account	2.5833	24,601	—
	Pension Benefit Equalization Plan	2.5833	67,922	—
	Supplemental Executive Benefit Plan	3.6667	522,340	—

Michel Madelain(1)	Moody’s Group Personal Pension Plan	—	—	—

Mark E. Almeida	Retirement Account	19.5000	157,702	—
	Pension Benefit Equalization Plan	19.5000	267,323	—
	Supplemental Executive Benefit Plan	—	—	—

John J. Goggins	Retirement Account	8.8333	70,473	—
	Pension Benefit Equalization Plan	8.8333	137,729	—
	Supplemental Executive Benefit Plan	9.9167	1,053,883	—

Brian M. Clarkson	Retirement Account	16.0833	173,121	—
	Pension Benefit Equalization Plan	16.0833	598,759	—
	Supplemental Executive Benefit Plan	17.0833	2,001,914	—
	Severance Agreement(3)	17.0833	3,002,870	—

(1)	The Company provides retirement benefits to the NEOs under three defined benefit pension plans, except for Michel Madelain who is not a U.S. employee. As reflected in footnote (6) to the Summary Compensation Table, an amount was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan on Mr. Madelain’s behalf. Using an exchange rate of 1.4619 from the Federal Reserve Bank of New York as of December 31, 2008, the amount contributed was $37,299 in 2008.

(2)	The credited service for the Retirement Account and the PBEP is based on service from the date the individual became a participant in the plan. Individuals become participants in the plan on the first day of the month coincident with or next following the completion of one year of service. The SEBP provides credited service from the participant’s date of hire with Moody’s. For Messrs. McDaniel, Clarkson and Almeida, the date of participation in the Retirement Account is based on an earlier plan provision that provided for individuals to become participants on the January 1 or July 1 following the completion of one year of service.

(3)	The SEBP features a “cliff vesting” provision pursuant to which any SEBP participant who terminates employment before both reaching the age of 55 and accumulating 10 years of service will have his SEBP benefits reduced by 60% of the otherwise accrued benefit. The Board exercised its authority to waive the reduction in benefits for pre-age 55 terminations and granted Mr. Clarkson the full value of his accrued SEBP benefit, otherwise in accordance with plan terms. The amount shown in the Severance Agreement row reflects the benefit he received as a result of the Company agreeing to provide unreduced SEBP benefits.

The Company provides retirement benefits to the Named Executive Officers under three defined benefit pension plans except for Michel Madelain who is not a U.S. employee: the Moody’s Corporation Retirement Account (the “Retirement Account”), the Moody’s Corporation Pension Benefit Equalization Plan (the “PBEP”), and the Moody’s Corporation Supplemental Executive Benefit Plan (the “SEBP”). The Retirement Account is a broad-based tax-qualified defined benefit pension plan. The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants that would otherwise be lost under the Retirement Account due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. The Retirement Account, together with the PBEP, provides retirement income based on a percentage of annual compensation. The SEBP is a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the PBEP for designated senior executive officers of the Company. An amount was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan, described below, on Mr. Madelain’s behalf.

None of the continuing Named Executive Officers are currently eligible for early retirement under any of the Company’s defined benefit pension plans.

The assumptions made in computing the present value of the accumulated benefits of the Named Executive Officers, except as described in the following sentence, are incorporated herein by reference to the discussion of those assumptions under the heading “Pension and Other Post-Retirement Benefits” in the Management’s Discussion and Analysis and Note 11 to the financial statements as contained in the Company’s Annual Report on Form 10-K filed with the Commission on March 2, 2009. The assumed retirement age used in computing the present value of the accumulated benefits of the Named Executive Officers was age 65 in the case of the Retirement Account, age 65 in the case of the PBEP, and age 55 in the case of the SEBP.

The material terms in effect in 2008 of the Retirement Account, the PBEP, and the SEBP are described below. Each of these plans was amended effective as of January 1, 2008. Therefore, future benefit accruals made under these plans will be subject to revised terms.

Moody’s Corporation Retirement Account

All U.S. employees hired prior to January 1, 2008 and who have been continuously employed are eligible to participate in the Retirement Account after attaining age 21 and completing one year of service with the Company. Participants earn one month of credited service for each month or fraction thereof from the date they become eligible to participate in the plan. The Retirement Account is a cash balance plan providing benefits that grow monthly as hypothetical account balances, which are credited with interest and pay-based credits. Interest credits are based on a 30-year Treasury interest rate equivalent with a minimum compounded annual interest rate of 3%. Pay-based credits are amounts allocated to each participant’s hypothetical account based upon a percentage of monthly pensionable compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%. Each participant’s pay-based credit percentage is based on their attained age and credited service. Compensation is based on actual earnings which include base salary, regular bonus (or annual incentive award), overtime, and commissions. Severance pay, contingent payments, and other forms of special remuneration are excluded.

Participants vest in their benefits after completing three years of service with the Company. Upon termination of employment, a participant may elect to receive an immediate lump sum distribution equal to 50% of his cash balance account. The remaining 50% of the cash balance account must be received in the form of an annuity upon retirement at age 55 or later. The normal retirement age under the Retirement Account is age 65, but participants who have attained age 55 with at least 10 years of service may elect to retire early. Upon retirement, participants can choose among the various actuarially equivalent forms of annuities offered under the plan. The Retirement Account was amended as of January 1, 2008 in order to keep the plan in compliance with recent tax law changes. These changes included revising actuarial assumptions used for calculating distributions, adding an option for married participants to elect a joint and survivor annuity with a 75% continuation benefit for the surviving spouse, reflecting required three-year vesting of benefits, and adding roll-over rights for non-spouse beneficiaries.

Moody’s Corporation Pension Benefit Equalization Plan

The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants whose pensionable compensation exceeds the limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. For 2008, this limitation was $230,000. The provisions of the

PBEP are the same as those of the Retirement Account except for the form of payment which must be as a lump sum. Upon attaining age 55 with at least 10 years of service, participants may elect to retire. The PBEP was amended as of January 1, 2008 to provide that any participant who is an active employee of the Company or any subsidiary after December 31, 2004 shall receive all of his benefits under the PBEP in a lump sum on the six month anniversary of his separation from service with the Company or a subsidiary.

Moody’s Corporation Supplemental Executive Benefit Plan

The SEBP is closed to new participants and the only Named Executive Officers participating in the plan are Mr. McDaniel, Ms. Huber and Mr. Goggins. The SEBP is a non-tax-qualified defined benefit pension plan designed to ensure the payment of a competitive level of retirement income and disability benefits to participants. Historically, a key management employee of the Company who was deemed to be responsible for the management, growth, or protection of the Company’s business, and who was designated in writing by the Chief Executive Officer and approved by the Governance and Compensation Committee was eligible to participate in the plan on the effective date of his designation. The target retirement benefit for a participant is equal to 2% of average final compensation for each year of credited service up to 30 years of credited service, for a maximum benefit of 60% of average final compensation. This target benefit is offset by other pension benefits earned under the Retirement Account and PBEP, as well as benefits payable from Social Security and other pension benefits payable by the Company.

Participants earn one month of credited service for each month or fraction thereof that they are employed by the Company. Eligible compensation includes base salary, annual incentive awards, commissions, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, and any portion of such amounts voluntarily deferred or reduced by the participant under any Company employee benefit plan. Average final compensation is the highest consecutive 60 months of eligible compensation in the last 120 months of employment.

The SEBP also provides a temporary disability benefit in the event of a participant’s total and permanent disability. This disability benefit is equal to 60% of the 12 months of compensation earned by the participant immediately prior to the date of disability. The disability benefit is offset by any other disability income and/or pension income the participant is already receiving. Payment of the temporary disability benefit continues during the participant’s period of disability, but no later than age 65. During the period of total and permanent disability, a participant continues to earn credited service for retirement purposes.

Participants vest in their benefits after completing five years of service with the Company. Benefits are payable at the later of age 55 or termination of employment. For participants who terminate their employment prior to attaining age 55, benefits must commence at age 55 and their SEBP benefit will be reduced by 60% for early retirement. If a participant or vested former participant retires directly from the Company after age 55 and before age 60 without the Company’s consent, his retirement benefit is reduced by 3% for each year or fraction thereof that retirement commences prior to reaching age 60. If a participant retires directly from the Company on or after age 55 with the Company’s consent, benefits are not reduced for commencement prior to age 60.

The normal form of payment under the SEBP is a single-life annuity for non-married participants or a fully-subsidized 50% joint and survivor annuity for married participants. Participants may receive up to 100% of their benefit in the form of a lump-sum distribution by making a written election at least 12 months prior to termination of employment. 2008 actuarial present values generally were higher if lump sums are in effect.

The SEBP was amended January 1, 2008 in order to reflect the requirements of Section 409A of the Internal Revenue Code.

Moody’s UK Group Personal Pension Plan

The Group Personal Pension Plan (the “GPPP”) enables employees in the United Kingdom to contribute to a pension arrangement. The GPPP is a collection of individual pension policies. Each member has his or own individual pension policy within the GPPP and, if the employee changes jobs, the employee may be able to continue to contribute to the policy if he so wishes. Membership in the GPPP is voluntary and is offered to all employees of the Company’s UK subsidiary (“Moody’s UK”) who are directly employed by Moody’s UK, are between the ages of 18 and 65 and have completed three months of service. Moody’s UK makes contributions representing a percentage of pensionable salary at a rate dependent upon the employee’s age. The percentage increases as the employee’s age near retirement. Moody’s UK will stop paying contributions to the GPPP when an employee leaves service, or on the date of contractual retirement, if earlier. As a condition to membership in the GPPP, an employee is required to make regular contributions of at least 3% of one’s pensionable salary for the first two years of membership. After an employee is a member of the GPPP for two years, the employee is not required to contribute personally to the GPPP in order to benefit from the contributions available from Moody’s UK, but the employee may elect to pay personal contributions on a voluntary basis up to a maximum amount set forth in the GPPP which is dependent upon one’s age and earnings. Employee contributions qualify for tax relief and they are invested in funds which have beneficial tax treatment. Employees are not taxed on the contributions paid into the GPPP by Moody’s UK.

NONQUALIFIED DEFERRED COMPENSATION TABLE(1)

The following table sets forth information concerning the nonqualified deferred compensation of the Named Executive Officers in 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (S)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Raymond W. McDaniel	$—	$—	$—	—	$—
Linda S. Huber	—	—	—	—	—
Michel Madelain	—	—	—	—	—
Mark E. Almeida	43,542	10,938	(13,290)	—	41,189
John J. Goggins	19,025	9,513	(2,780)	—	25,757
Brian M. Clarkson	16,250	8,125	(5,333)	—	19,042

(1)	No nonqualified deferred compensation earnings were included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table as there were no above-market earnings for the NEOs under the Moody’s Corporation Deferred Compensation Plan in 2008.

Moody’s Corporation Deferred Compensation Plan

Effective January 1, 2008 the Company implemented the Moody’s Corporation Deferred Compensation Plan (the “DCP”). Each year, employees expected to earn annual compensation in excess of the IRS compensation limit for allowable pre-tax deferrals into the Moody’s Profit Participation Plan, are notified of their eligibility to participate in the DCP.

The primary purpose of the DCP is to allow these employees to continue pre-tax deductions into a nonqualified plan and receive the maximum company match on compensation which exceeds the IRS limits for allowable pre-tax deferrals into the Moody’s Profit Participation Plan. A limited group of highly compensated senior management has the option of immediate deferral of up to 50% of base salary and/or bonus. However, the Company match only applies to deferrals in excess of the IRS limit on compensation. In addition, the Company will credit to the DCP employer contributions that would have been made to the Profit Participation Plan but for the application of the compensation limit.

Each participant may select one or more deemed investment funds offered under the DCP for the investment of the participant’s account and future contributions. The deemed investment funds are substantially the same as the funds available in the Profit Participation Plan. The DCP is unfunded and no cash amounts are paid into or set aside in a trust or similar fund under the DCP. All amounts deducted from a participant’s earnings, along with any Company contributions, are retained as part of the Company’s general assets and are credited to the participant’s bookkeeping account under the DCP. The value of a participant’s account increases or decreases in value based upon the fair market value of the deemed investment funds as of the end of the year. The forms of distribution under the DCP are either a lump sum or an annuity after termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below reflects the amount of compensation that would become payable to each of the Named Executive Officers under certain existing plans and arrangements if the executive’s employment had terminated under the specified circumstances or if there had been a change in control on December 31, 2008, given the named executive’s compensation and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits that may be available to the executive prior to the occurrence of any termination of employment, including under exercisable stock options held by the executive, and benefits available generally to salaried employees, such as distributions under the Company’s tax-qualified defined contribution plan and accrued vacation pay. In addition, in connection with any event including or other than those described below, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Company determines appropriate.

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s then current compensation.

Moody’s Corporation Career Transition Plan

Each of the Company’s Named Executive Officers currently participates in the Moody’s Corporation Career Transition Plan. This plan generally provides for the payment of benefits if an eligible executive officer’s employment terminates for one of several specified events: a reduction in force, a job elimination, unsatisfactory job performance (not constituting cause), or a mutually agreed upon resignation.

The CTP provides payments and benefits to individuals for what Moody’s believes to be a reasonable period for them to find comparable employment. It also affords both Moody’s and the individual the motivation to resolve any potential claims or other issues between the parties with finality, which helps minimize distractions for management and protect the interests of stockholders.

The plan does not cover employment terminations resulting from a unilateral resignation, a termination of employment for cause, a sale, merger, spin-off, reorganization, liquidation, or dissolution of the Company, or where the Named Executive Officer takes a comparable position with an affiliate of the Company. “Cause” means willful malfeasance or misconduct, a continuing failure to perform his duties, a failure to observe the material policies of the Company, or the commission of a felony or any misdemeanor involving moral turpitude. In the event of an eligible termination of employment, a Named Executive Officer may be paid 52 weeks of salary continuation (26 weeks if the executive officer is terminated by the Company for unsatisfactory performance), payable at the times the executive officer’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the Named Executive Officer’s annual base salary at the time of termination of employment. In addition, the Named Executive Officer may receive continued medical, dental, and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being generally provided by the Company to its employees. In addition, the executive is entitled to receive any benefits that he or she otherwise would have been entitled to receive under Moody’s retirement plans, although these benefits are not increased or accelerated.

Except in the case of a termination of employment by the Company for unsatisfactory performance, the Named Executive Officer also may receive:

•

a prorated portion of the actual annual cash incentive for the year of termination of employment that would have been payable to the executive officer under the annual cash incentive plan in which the executive officer was participating at the time of termination, provided that the executive officer was employed for at least six full months during the calendar year of termination;

•	financial planning and counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment.

The plan gives the Company’s Chairman and Chief Executive Officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, a Named Executive Officer (other than himself) under the plan. As a matter of policy, if Mr. McDaniel intended to increase the benefits payable, any such proposal would be reviewed by the Committee.

The receipt of any benefits under the plan is contingent upon the affected Named Executive Officer signing a severance and release agreement that prohibits him from engaging in conduct that is detrimental to the Company, such as working for certain competitors, soliciting customers or employees after employment ends, and disclosing confidential information the disclosure of which would result in competitive harm to us. These provisions extend for the one year period during with the Named Executive Officer would be receiving payments pursuant to the CTP.

The estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under the CTP as of the last day of 2008 are reported in the discussion of Potential Payments Upon Termination or Change in Control on page 37.

The estimated payments and benefits that would be provided to each Named Executive Officer still serving in that capacity under each circumstance that is covered by the Career Transition Plan are listed in the tables below.

Potential Payments and Benefits Upon a Termination of Employment

By Reason of a Reduction in Force, Job Elimination,

or a Mutually Agreed Upon Resignation(1)

Name	Salary Continuation ($)	Annual Cash Incentive ($)	Cash Payments in Lieu of Performance– Based Awards ($)	Medical, Dental, and Life Insurance Benefits ($)	Out- Placement Services ($)	Total ($)
Raymond W. McDaniel	$936,000	$1,465,200	—	$11,662	$25,000	$2,437,862
Linda S. Huber	510,000	660,000	—	—	25,000	1,195,000
Michel Madelain	409,332	497,046	—	1,023	25,000	932,401
Mark E. Almeida	450,000	528,000	—	6,363	25,000	1,009,363
John J. Goggins	400,000	385,000	—	11,662	25,000	821,662
Brian Clarkson(2)	379,167	—	—	6,803	—	385,970

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2008;

•	each NEO’s base salary was the amount as of December 31, 2008 and is continued for a period of 52 weeks; and

•	each NEO’s annual cash incentive is equal to 100% of the target amount under the annual cash incentive program.

(2)	Mr. Clarkson is entitled to 52 weeks of salary and benefits continuation under the CTP. Salary continuation amounts received in 2008 under the CTP are reflected in the “All Other Compensation” column of the Summary Compensation Table on page 27. The salary continuation amount included in the table above reflects the amount of his salary continuation to be paid in 2009, the receipt of which is contingent upon his release agreement that prohibits him from engaging in conduct that is detrimental to the Company, such as working for certain competitors, soliciting customers or employees after employment ends, and disclosing confidential information the disclosure of which would result in competitive harm to us. The amounts shown in the “Medical, Dental, and Life Insurance Benefits” column reflect the continuation of benefits to be received by him in 2009.

Potential Payments and Benefits Upon a Termination of Employment

By Reason of Unsatisfactory Job Performance

(Not Constituting Cause)(1)

Name	Salary Continuation ($)	Medical, Dental, and Life Insurance Benefits ($)	Out- Placement Services ($)	Total ($)
Raymond W. McDaniel	$468,000	$11,662	$25,000	$504,662
Linda S. Huber	255,000	—	25,000	280,000
Michel Madelain	204,666	1,023	25,000	230,689
Mark E. Almeida	225,000	6,363	25,000	256,363
John J. Goggins	200,000	11,662	25,000	236,662

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2008; and

•	each NEO’s base salary was the amount as of December 31, 2008 and is continued for a period of 26 weeks.

Other Potential Payments Upon Termination of Employment

Except for the Career Transition Plan and as provided below, the Company does not have any other contracts, agreements, plans, or arrangements that provide for payments to a Named Executive Officer at, following, or in connection with a termination of employment or a change in control of the Company or a change in the Named Executive Officer’s responsibilities.

The Company’s 2001 Stock Incentive Plan provides for vesting of outstanding stock options and restricted stock awards under certain circumstances as follows:

•

in the event of the death or disability of a Named Executive Officer after the first anniversary of the date of grant of a stock option, the unvested portion of such stock option will immediately vest in full and such portion may thereafter be exercised during the shorter of (a) the remaining stated term of the stock option or (b) five years after the date of death or disability;

•

in the event of the retirement of a Named Executive Officer after the first anniversary of the date of grant of a stock option, the unvested portion of such stock option will continue to vest in full during the shorter of (a) the remaining stated term of the stock option or (b) five years after the date of retirement;

•

in the event of a termination for any reason other than death, disability or retirement, an unexercised stock option may thereafter be exercised during the period ending 30 days after the date of termination, but only to the extent such stock option was exercisable at the time of termination;

•	in the event of the death, disability, or retirement of a Named Executive Officer after the first anniversary of the date of grant of a restricted stock award, the award will immediately vest in full;

•	in the event of termination for any reason other than death, disability or retirement, after the first anniversary of the date of grant of a restricted stock award, the award shall be forfeited; and

•	in the event of a change in control of the Company, the unvested portion of all outstanding stock options and restricted stock awards vest in full.

None of the continuing Named Executive Officers are currently eligible for retirement under the 2001 Stock Incentive Plan.

Potential Payments and Benefits Upon a Termination of

Employment Following a Change in Control of the Company(1)

Name	Stock Options ($)	Restricted Stock Awards ($)	Total ($)
Raymond W. McDaniel	—	$754,882	$754,882
Linda S. Huber	—	316,217	316,217
Michel Madelain	—	92,354	92,354
Mark E. Almeida	—	166,405	166,405
John J. Goggins	—	172,272	172,272

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment or the change in control of the Company was December 31, 2008; and

•	the market price per share of the Company’s Common Stock on December 31, 2008 was $20.09 per share, the closing price of the Common Stock on that date.

Potential Payments and Benefits Upon a Termination of

Employment by Reason of Death, Disability, or Retirement(1)

Name	Stock Options ($)	Restricted Stock Awards ($)	Total ($)
Raymond W. McDaniel	—	$754,882	$754,882
Linda S. Huber	—	316,217	316,217
Michel Madelain	—	92,354	92,354
Mark E. Almeida	—	166,405	166,405
John J. Goggins	—	172,272	172,272

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment or the change in control of the Company was December 31, 2008; and

•	the market price per share of the Company’s Common Stock on December 31, 2008 was $20.09 per share, the closing price of the Common Stock on that date.

STOCKHOLDER PROPOSALS

ITEM 3—INDEPENDENT CHAIRMAN

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803-0900, the beneficial owner of 1,100 shares of Common Stock, has given notice of his intention to make the following proposal at the Annual Meeting.

RESOLVED: That stockholders of Moody’s Corporation, (“Moody’s” or “the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of Moody’s. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how the select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. Raymond McDaniel, Jr. is both the Chairman of the Board and the CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Moody’s require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at Moody’s, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Statement of the Board of Directors in Opposition to Independent Chair Stockholder Proposal

The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

The proponent is requesting that the Board adopt a policy that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company. However, the Board already has mechanisms in place to provide independent Board leadership, including a Lead Independent Director, and the Board believes that the Company and its stockholders are best served by the Board’s current leadership structure.

Lead Independent Director. To provide independent Board leadership, the Company has a Lead Independent Director, who is appointed annually by the independent directors. As discussed on page 5 of this Proxy Statement and in our Corporate Governance Principles, the Lead Independent Director presides over and sets the agenda for executive sessions of the independent directors, and has the authority to call executive sessions of the independent directors. The Lead Independent Director’s responsibilities also include: (1) consulting with the Chairman regarding agendas, scheduling and information needs for Board and committee meetings; (2) acting as a liaison between the independent directors and management; and (3) presiding at Board meetings when the Chairman is not present. By contrast, the Chairman’s responsibilities include presiding at meetings of the Board and at the annual meeting of stockholders.

Independent Oversight. The Board also has adopted a number of governance practices that promote the independence of the Board and independent oversight of management. First, eight out of nine members of the Board are independent directors. Second, both the Audit Committee and the Governance and Compensation Committee consist solely of independent directors. Third, the independent directors routinely meet in executive sessions, which the Lead Independent Director chairs. In 2008, there were four executive sessions of the Board. Finally, the Governance and Compensation and Committee, consisting solely of independent directors, is responsible for evaluating the performance of the Chief Executive Officer, and all of the independent directors approve the Chief Executive Officer’s compensation after considering the results of the evaluation.

Current Leadership Structure. The Board also believes that the Company and its stockholders are best served by the Board’s current leadership structure, in which Mr. McDaniel serves as our Chairman and Chief Executive Officer. Rather than taking a “one-size fits all” approach to Board leadership, our Corporate Governance Principles permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. This allows the Board the flexibility to determine whether the roles should be combined or separated based upon the Company’s circumstances and needs at any given time. The Board currently believes that the Company and its stockholders are best served by having Mr. McDaniel serve in both positions. He is most familiar with our business and the unique challenges the Company faces in the current environment and is best situated to lead discussions on important matters affecting the Company at this time.

In this regard, the Board’s current leadership structure is consistent with practice at a majority of U.S. companies. American companies have historically followed a model in which the chief executive officer also serves as chairman of the board. This model has succeeded because it makes clear that the chief executive officer and chairman is responsible for managing the corporation’s business, under the oversight and review of its board. This structure also enables the chief executive officer to act as a bridge between management and the board, helping both to act with a common purpose. According to one survey, in 2008, 61% of the boards of directors at S&P 500 companies had a combined chairman and chief executive officer (see Spencer Stuart Board Index 2008, available at www.spencerstuart.com/).

Based on the foregoing, the Board believes that adopting a policy that requires an independent Chairman of the Board is unnecessary and not in the best interests of the Company and its stockholders. For these reasons, the Board opposes adopting a policy to require an independent Chairman.

The Board of Directors therefore recommends a vote AGAINST this stockholder proposal.

ITEM 4—SHARE RETENTION POLICY

The American Federal of State, County and Municipal Employees, AFL-CIO, 1625 L. Street, N.W., Washington, DC 20036-5687, the beneficial owner of 1,444 shares of Common Stock, has given notice of his intention to make the following proposal at the Annual Meeting.

RESOLVED, that stockholders of Moody’s Corporation (“Moody’s”) urge the Governance and Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before Moody’s 2010 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at Moody’s. According to Moody’s 2008 proxy statement, long-term incentive compensation paid 100% in equity grants accounted for between 55 and 70% of total compensation for the Named Executive Officers.

Moody’s claims that equity-based compensation promotes alignment between executive and stockholder interests. Unfortunately, Moody’s equity compensation programs have yet to translate into meaningful levels of stock ownership. Moody’s most recent proxy statement disclosed that CEO Raymond McDaniel owned only 138,140 shares outright as of December 31, 2007, .055% of shares outstanding on that date. And all officers and directors as a group owned outright only 2,927,272 shares, or 1.16% of shares outstanding, on December 31, 2007. Thus, we believe that the alignment benefits touted by Moody’s are not being fully realized.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Moody’s long-term success and would better align their interests with those of Moody’s stockholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by the commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-tem focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

In February 2008, Moody’s adopted a stock ownership guideline requiring directors and executives to own shares of Moody’s stock worth a specified multiple of base salary or, in the case of outside directors, the annual cash retainer. The directors and executives covered by the policy have five years in which to comply. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership, especially given the extended time period for compliance. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge stockholders to vote for this proposal.

Statement of the Board of Directors in Opposition to Proposal on Retention of Shares Acquired Under Equity Compensation Programs

The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

The proponent is requesting that the Governance and Compensation Committee adopt a policy requiring senior executive officers to retain a “significant percentage” of shares acquired through equity compensation programs until two years after their departure from the Company. The proposal further recommends that this percentage be no lower than 75% of net after-tax shares. The Board believes that such a policy is unnecessary because the Company’s executives already own and hold a meaningful amount of Company stock pursuant to the Company’s stock ownership guidelines. The Board believes that these guidelines have successfully aligned the interests of the Company’s executives with the interests of stockholders and that setting a 75% threshold could be onerous on those executives.

Stock Ownership Guidelines. The Company has had stock ownership guidelines for its executive officers in place for over four years, since July 2004 (not since February 2008, as the proposal incorrectly states). As discussed on page 25 of this Proxy Statement and in our Corporate Governance Principles, ownership guidelines are five times base salary for the Chief Executive Officer and three times base salary for the remaining named executives officers. Executives have until July 2009 (or five years from the date on which they became executives) to satisfy the guidelines. The Governance and Compensation Committee has been monitoring compliance with these guidelines periodically since their adoption and intends to revisit the status of compliance with the guidelines as July 2009 approaches. The current financial crisis has adversely impacted the Company’s stock price and consequently has affected the number of shares that executives must own in order to satisfy the thresholds in the stock ownership guidelines. However, the Board believes that these thresholds have been appropriately designed to align the interests of the Company’s executives with those of its stockholders. The Board also believes, based on executives’ current stock ownership levels, that the stock ownership guidelines are accomplishing their intended purpose of aligning executive and stockholder interests and ensuring that executives own and hold a meaningful amount of Company stock.

Retention of Company Stock. The proposal singles out Mr. McDaniel’s ownership of Company stock in support of its argument that a stock retention policy is superior to the Company’s current stock ownership guidelines. However, Mr. McDaniel has not exercised a single one of the stock option awards granted to him since 2000; he has held all of his stock options. Similarly, since 2000, Mr. McDaniel’s only disposition of restricted stock has occurred in connection with the automatic sale of shares for tax withholding purposes upon vesting of the restricted stock; a practice that the proposal specifically would permit. Since our executives, including Mr. McDaniel, already have followed a practice of retaining their stock in the Company, the Board believes that a policy mandating that they do so is unnecessary.

Hedging Transactions. All executive officers and directors are subject to a securities trading policy whereby hedging transactions are prohibited. We believe that these prohibitions are crucial to the elimination of speculative trading.

Based on the foregoing, the Board believes that it is unnecessary for the Company to adopt a policy requiring executives to retain a “significant percentage” of shares acquired through equity compensation programs until two years after their departure from the Company. For this reason, the Board opposes the proposal.

The Board of Directors therefore recommends a vote AGAINST this stockholder proposal.

OTHER BUSINESS

The Board of Directors knows of no business other than the matters set forth herein that will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting, and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals which are being submitted for inclusion in the Company’s proxy statement and form of proxy for the 2010 annual meeting of stockholders must be received by the Company at its principal executive offices no later than 5:30 p.m. EST on November 18, 2009. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

Under the Company’s By-Laws, notices of matters which are being submitted other than for inclusion in the Company’s proxy statement and form of proxy for the 2010 annual meeting of stockholders must be received by the Corporate Secretary of the Company at its principal executive offices no earlier than January 28, 2010 and no later than February 17, 2010. Such matters when submitted must be in full compliance with applicable law and the Company’s By-Laws. If we do not receive notice of a matter by February 17, 2010, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the meeting.

March 18, 2009

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL II AND AGAINST PROPOSALS III AND IV.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR its nominees.				The Board of Directors recommends a vote FOR Proposal II.
I. Election of three Class II Directors:
Nominees for Class II:
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01—Ewald Kist	☐	☐	☐	II.	Ratification of the appointment of independent registered public accounting firm for 2009.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals III and IV.
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
02—Henry A. McKinnell, Jr., Ph.D.	☐	☐	☐	III.	Stockholder proposal to adopt a policy that the chairman of the Company’s board of directors be an independent director.	☐	☐	☐
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
03—John K. Wulff	☐	☐	☐	IV.	Stockholder proposal to adopt a policy requiring senior executives to retain a significant percentage of Company shares until two years following termination of their employment.	☐	☐	☐

And, in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Mark this box if you plan to attend the Annual Meeting. ☐

Mark Here for Address Change or Comments. ☐ SEE REVERSE

Signature	Signature	Date

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

• FOLD AND DETACH HERE •

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day.

MOODY’S CORPORATION	INTERNET http://www.eproxy.com/mco Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on April 28, 2009:

The Proxy Statement and the 2009 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/mco

MOODY’S CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, APRIL 28, 2009

The undersigned hereby appoints Raymond W. McDaniel, Jr., Linda S. Huber and John J. Goggins, and each of them, as proxies, each with full power of substitution, to represent the undersigned and vote all the shares of common stock of Moody’s Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 28, 2009 at 9:30 a.m., local time, at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and any adjournment or postponement thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting and any adjournment or postponement thereof.

This card also constitutes voting instructions to the Trustee of the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of common stock of Moody’s Corporation held by the Trustee under the plan, as described in the Proxy Statement.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE). WHERE A CHOICE IS NOT SPECIFIED, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE NAMED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR FOLLOW THE APPLICABLE INTERNET OR TELEPHONE VOTING PROCEDURES.

(Continued and to be marked, signed and dated, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

—  FOLD AND DETACH HERE  —

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Moody’s Corporation now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am -7pm

Monday-Friday Eastern Time

***TRY IT OUT***

www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours a day, 7 days a week

ADMISSION TICKET Moody’s Corporation Annual Meeting of Stockholders April 28, 2009 9:30 a.m. 7 World Trade Center 250 Greenwich Street New York, New York 10007

To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please mark, sign and date this proxy card on the reverse, tear off at the perforation and mail promptly in the enclosed postage-paid envelope.